                                                                     EXHIBIT 4.1

================================================================================
Dated:  March 21, 1996

                       CONFIDENTIAL OFFERING MEMORANDUM

                          HANOVER COMPRESSOR COMPANY

              Up to 1,111 shares of Common Stock, $.001 par value

                           $1,800 Minimum Investment
================================================================================

          All of the 1,111 shares (the "Shares") of common stock, $.001 par value (the "Common Stock"), offered hereby are being sold by Hanover Compressor Company, a Delaware corporation (the "Company"). The Shares are being offered only to certain employees of the Company and its subsidiaries and are offered together with options to purchase shares of Common Stock which will be granted to investors. See "The Offering."

          There has been no public market for the Common Stock, and no such public market is anticipated to exist in the foreseeable future. See "Determination of Offering Price" for a discussion of the factors considered in determining the offering price.

          See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Common Stock.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION, NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION PASSED UPON THE ACCURACY OR
                     ADEQUACY OF THIS OFFERING MEMORANDUM.
                           ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                               Fees and       Proceeds to the
                        Offering Price (1)   Commissions (2)     Company (2)
--------------------------------------------------------------------------------

Per Share.............. $    1,800                $0.00            $    1,800
--------------------------------------------------------------------------------
Maximum Total.......... $1,999,800                $0.00            $1,999,800
================================================================================

(1) Payable in cash upon subscription (except for shares to be purchased with proceeds of loans made by the Company). The minimum purchase per investor is one Share (for a total of $1,800), not including Shares purchased with the proceeds of four year loans to be made by the Company, and the maximum aggregate purchase by all investors is 1,111 Shares (for a total of $1,999,800), including Shares purchased with the proceeds of four year loans to be made by the Company. See "The Offering."

(2) The Shares are being offered directly by the Company which will pay no commissions but will utilize a portion of the proceeds to pay legal, accounting and other expenses of the offering estimated to be $25,000.

THIS OFFERING MEMORANDUM CONSTITUTES AN OFFER ONLY IF A NAME APPEARS IN THE SPACE BELOW MARKED "NAME OF OFFEREE" AND CONSTITUTES AN OFFER ONLY TO SUCH NAMED OFFEREE.

Name of Offeree:                              Memorandum Number:

             THESE SECURITIES INVOLVE A SIGNIFICANT DEGREE OF RISK

                        ______________________________

          THIS MEMORANDUM IS SUBMITTED IN CONNECTION WITH THE OFFERING OF THESE SECURITIES PURSUANT TO SECTION 4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), REGULATION D AND/OR SECTION 701 PROMULGATED UNDER THE SECURITIES ACT AND PURSUANT TO AVAILABLE EXEMPTIONS UNDER STATE SECURITIES LAWS, AND MAY NOT BE REPRODUCED OR USED FOR ANY OTHER PURPOSE. ANY ACTION CONTRARY TO THESE RESTRICTIONS MAY INVOLVE A VIOLATION OF CERTAIN FEDERAL OR STATE SECURITIES LAWS.

                        ______________________________

          THE COMPANY HAS AGREED TO MAKE AVAILABLE, PRIOR TO THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREIN, TO EACH OFFEREE OF COMMON STOCK OR HIS REPRESENTATIVE(S) OR BOTH, THE OPPORTUNITY TO ASK QUESTIONS OF, AND RECEIVE ANSWERS FROM IT OR ANY PERSON ACTING ON ITS BEHALF CONCERNING THE TERMS AND CONDITIONS OF THIS OFFERING, AND TO OBTAIN ANY ADDITIONAL INFORMATION, TO THE EXTENT IT POSSESSES SUCH INFORMATION OR CAN ACQUIRE IT WITHOUT UNREASONABLE EFFORT OR EXPENSE, NECESSARY TO VERIFY THE ACCURACY OF THE INFORMATION SET FORTH HEREIN.

                        ______________________________

          PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS MEMORANDUM OR ANY PRIOR OR SUBSEQUENT COMMUNICATION FROM THE COMPANY, ITS AFFILIATES, DIRECTORS, OFFICERS AND EMPLOYEES OR ANY PROFESSIONAL ASSOCIATED WITH THIS OFFERING AS LEGAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT HIS OWN PERSONAL COUNSEL, ACCOUNTANT AND OTHER ADVISERS AS TO LEGAL, TAX, ECONOMIC AND RELATED MATTERS CONCERNING THE INVESTMENT DESCRIBED HEREIN AND ITS SUITABILITY FOR HIM.

                        ______________________________

          NO DISTRIBUTION OF THIS MEMORANDUM IN WHOLE OR IN PART, OR THE DISCLOSURE OF ANY OF ITS CONTENTS, IS PERMITTED UNLESS AUTHORIZED. EXCEPT FOR INFORMATION CONTAINED HEREIN OR AUTHORIZED BY THE COMPANY, NO OFFERING LITERATURE OR ADVERTISING IN WHATEVER FORM SHALL BE EMPLOYED IN THE OFFERING OF THE SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE REPRESENTATIONS, OR GIVE ANY INFORMATION, WITH RESPECT TO THE SHARES, EXCEPT THE INFORMATION CONTAINED HEREIN AND IN THE SUMMARY OF THE OFFERING PREPARED BY THE COMPANY.

                        ______________________________

          INVESTMENT IN THE COMMON STOCK IS SUITABLE ONLY FOR INVESTORS WHO MEET THE SUITABILITY STANDARDS DESCRIBED UNDER "THE OFFERING -- SUITABILITY."

                        ______________________________

          THE COMMON STOCK OFFERED HEREBY MAY NOT BE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM REGISTRATION.

                        ______________________________

          THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANYONE IN ANY STATE OR IN ANY OTHER JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED.

                        ______________________________

          THE COMPANY WILL NOT BE REQUIRED TO DELIVER AN ANNUAL REPORT TO STOCKHOLDERS PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. HOWEVER, THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS ANNUALLY WITH A COPY OF THE COMPANY'S AUDITED FINANCIAL STATEMENTS.

                        ______________________________

FOR LOUISIANA RESIDENTS ONLY:

          THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE LOUISIANA SECURITIES LAWS. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE SECURITIES ACT AND/OR THE LOUISIANA SECURITIES LAWS OR AN OPINION OF COUNSEL TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR LAWS.

                        ______________________________

FOR TEXAS RESIDENTS ONLY:

          THE SHARES HAVE NOT BEEN REGISTERED UNDER THE TEXAS SECURITIES ACT, AS AMENDED (THE "TEXAS ACT"), AND ARE OFFERED AND SOLD PURSUANT TO AN EXEMPTION THEREFROM. THE SHARES CANNOT BE

SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE TEXAS ACT, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE TEXAS ACT OR IN A TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH THE TEXAS ACT.

                        ______________________________

          THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                       CONFIDENTIAL OFFERING MEMORANDUM
                          HANOVER COMPRESSOR COMPANY

                               TABLE OF CONTENTS
                               -----------------

                                                                                       PAGE
                                                                                       ----
SUMMARY OF THE OFFERING................................................................   1

THE COMPANY............................................................................   1

THE OFFERING...........................................................................   1

FEDERAL INCOME TAX CONSEQUENCES........................................................  10

RISK FACTORS...........................................................................  13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..  13

DETERMINATION OF OFFERING PRICE........................................................  21

PLAN OF OFFERING.......................................................................  21

USE OF PROCEEDS........................................................................  23

DILUTION...............................................................................  23

CAPITALIZATION.........................................................................  24

DIVIDEND POLICY........................................................................  25

SELECTED FINANCIAL INFORMATION.........................................................  25

BUSINESS...............................................................................  30

MANAGEMENT.............................................................................  42

PRINCIPAL STOCKHOLDERS.................................................................  51

DESCRIPTION OF CERTAIN INDEBTEDNESS....................................................  57

DESCRIPTION OF CAPITAL STOCK...........................................................  58

ADDITIONAL INFORMATION.................................................................  62

EXHIBITS:
---------

Exhibit A    -   Subscription Agreement
Exhibit B    -   Stockholders' Agreement
Exhibit C    -   Form of Loan Agreement
Exhibit D    -   Form of Four Year Note
Exhibit E    -   Form of Pledge Agreement
Exhibit F    -   Form of 1996 Employee Stock Option Plan
Exhibit G    -   Form of Option Agreement under 1996 Employee Stock Option Plan
Exhibit H    -   Letter Agreement Relating to the Stockholders' Agreement

                            SUMMARY OF THE OFFERING

          The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Memorandum and the Exhibits attached hereto. Prospective investors of the Shares should carefully consider the factors set forth under "Risk Factors."

                                  The Company

          The Company was organized in October 1990 for the purpose of acquiring, manufacturing, selling, leasing, maintaining and refurbishing compressors utilized by the natural gas industry. For a more detailed description of the Company's business, see "Business."

                                 The Offering

Shares of Common Stock offered:         1,111 including Shares to be acquired
                                        for cash out of the subscribing
                                        offeree's own funds or by delivery of a
                                        four year note, but not including shares which may be acquired pursuant to options granted under the Employee
                                        Option Plan. See "The Offering."

Shares of Common Stock outstanding      129,525.53 not including (i) shares
after the offering:                     issuable upon exercise of options and
                                        (ii) 198.40 shares of Common Stock which are held by the Company as treasury shares.

Use of Proceeds:                        All of the net proceeds of this offering
                                        will be used for general corporate
                                        purposes, including working capital.

          The Company reserves the right to withdraw this offering and return all subscriptions or modify this offering at any time during the term of this offering. Subscriptions for Shares may be accepted or rejected by the Company in its sole discretion. All cash received by the Company in respect of subscriptions for the Shares (the "Funds") shall be promptly deposited in an interest bearing, segregated account and such Funds may be invested in treasury bills or other cash equivalents, as determined in the sole and absolute discretion of the Company. If acceptable subscriptions for a minimum aggregate of one Share is received by the Company on or before March 28, 1996 or such later date as the Company in its sole discretion may determine without consent of or notice to the offerees, but in no event later than May 31, 1996 (the "Termination Date"), all subscriptions will be transferred from the segregated bank account to the Company, together with all interest, if any, earned thereon. The minimum subscription per subscribing offeree is one Share (not including any Shares to be acquired pursuant to a four year loan made by the Company) for an aggregate of $1,800; however, the Company, in its sole discretion, may accept subscriptions for a lesser number of Shares, subject to applicable securities laws. In the event all conditions have not been satisfied in full prior to the Termination Date or the Company withdraws this offering, this offering will be terminated and all Funds will be returned to subscribing offerees with a pro rata share of interest earned thereon, if any, calculated on the basis of the amount of Funds invested by each subscribing offeree and the length of time interest on such Funds was earned. See "Plan of Offering."

                         Summary Financial Information

          See "Selected Financial Information" for a summary of certain relevant financial information.

                                 Risk Factors

          For a discussion of certain factors that should be considered in evaluating an investment in the Shares, including, among others, (i) the Company's limited operating history, (ii) the short terms of compressor leases and the possible inability of the Company to re-lease its compressors, (iii) competition, (iv) factors regarding the natural gas compressor leasing industry,
(v) potential liability and insurance, (vi) environmental liability risks, (vii) governmental regulation, (viii) restrictions imposed by the terms of the Company's indebtedness and the effect of a default thereunder, (ix) dependence upon internally generated funds (x) limited preemptive rights, (xi) no public market for the Common Stock and restrictions on transferability, (xii) dividends, (xiii) control by principal stockholders, (xiv) capital demands due to recent expansion activity, (xv) dilution and (xvi) Federal income task risks, see "Risk Factors."

                                  THE COMPANY

          Hanover Compressor Company is a corporation organized under the laws of the State of Delaware. The principal executive office of the Company is located at 12001 North Houston Rosslyn, Houston, Texas 77086, and the Company's telephone number is (713) 447-8787.

                                 THE OFFERING

          This offering is made only to certain employees of the Company and its subsidiaries for the purpose of providing such persons with the opportunity to obtain an equity interest in the Company. The Company reserves the right to withdraw this offering and return all subscriptions or make non-material modifications to the offering at any time during the term of the offering. All Funds shall be promptly deposited in an interest bearing, segregated account and such Funds may be invested in treasury bills or other cash equivalents, as determined in the sole and absolute discretion of the Company. Funds deposited in the segregated account may not be withdrawn by subscribers unless the offering terminates as described herein. The deposit of Funds in such account does not constitute acceptance of all or any portion of any offeree's subscription by the Company.

General

          Subject to adjustment for over-subscription, each offeree may subscribe to purchase for cash as many of the Shares as such offeree may desire. Upon such subscription, the Company will, at the request and option of each subscribing offeree, loan (the "Four Year Loan") such subscribing offeree sufficient funds, on a full recourse and secured basis, to purchase two additional Shares (all such Shares hereinafter the "Loan Shares") for each Share subscribed for hereunder for cash (the "Cash Shares"). See "The Four Year Loan." For each Share acquired by a subscribing offeree hereunder, the Company will grant such subscribing offeree an option to purchase one-third of one share of Common Stock pursuant to the terms of the 1996 Employee Stock Option Plan, substantially in the form attached hereto as Exhibit F (the "Employee Option Plan"). The exercise price for such options will be $1,800 per share (subject to adjustment for stock splits, stock dividends and other similar events as described in the Employee Option Plan). See "Options -- Employee Option Plan."

          Offerees who desire to subscribe for Shares will be required to (i) become parties to the Amended and Restated Stockholders' Agreement of Hanover Compressor Company attached hereto as Exhibit B (the "Stockholders' Agreement") and (ii) execute a letter agreement regarding the application of Section 3.5(d) of the Stockholders' Agreement (the "Letter Agreement"). The Stockholders' Agreement restricts the sale of Common Stock held by the parties thereto and provides for, among other things, (i) the right of Investors (as hereinafter defined) to participate in a sale by GKH Partners, L.P., a Delaware limited partnership ("Partners"), and GKH Investments, L.P., a Delaware limited partnership (together with Partners,

"GKH"), of at least 50% of the Common Stock owned by GKH, (ii) the right of GKH to require all Investors to sell their stock in certain transactions for the same consideration to be received by GKH and (iii) the right of the Company or its affiliates to purchase all of an Investor's Common Stock upon the termination of such Investor's employment with the Company and its subsidiaries and affiliates. The purchase price for such stock varies depending on the circumstances and, in cases where an Investor is terminated for cause or voluntarily terminates his employment without good reason (each as more fully defined in the Stockholders' Agreement), such purchase price may be substantially below the fair market value of such Common Stock. See "Stockholders' Agreement."

          The maximum aggregate number of shares which may be subscribed for pursuant to this offering is 1,111, which number does not include any shares of Common Stock to be issued upon exercise of options granted under the Employee Option Plan. If the offerees subscribe for more than such number of shares of Common Stock, each offeree's subscription will be reduced proportionately based on the relationship between the number of shares subscribed for by such offeree and the aggregate number of shares subscribed for by all offerees.

          For information regarding the method of subscribing for Shares, see "Plan of Offering" and the Subscription Agreement attached hereto as Exhibit A (the "Subscription Agreement").

Suitability

          Investment in the Shares offered hereby involves a significant degree of risk. See "Risk Factors." This offering is a private offering made only by delivery of a copy of this Offering Memorandum to the employee of the Company or its subsidiaries whose name appears hereon. The Shares have not been registered under the Securities Act, or any applicable state securities laws. The Shares are being offered pursuant to one or more exemptions from the registration requirements of the Securities Act, including the exemption afforded by Section 4(2) thereof, Regulation D and/or Section 701 promulgated thereunder, and pursuant to available exemptions under state securities laws, only to certain employees for investment only. Each person who subscribes for Shares and whose subscription is accepted by the Company (each an "Investor," collectively, the "Investors") will be required to represent that he is acquiring the Shares for his own account, for investment, and without any intention of making a distribution or resale thereof, either in whole or in part. The Shares may not be resold or transferred except in accordance with the provisions of the Securities Act, the rules and regulations thereunder, any applicable state securities laws and the terms and conditions of the Stockholders' Agreement. As a result of the foregoing, investment in the Shares is suitable only for persons of adequate financial means apart from their investment in the Shares, and who have no need for liquidity with respect to such investment.

          Offerees who desire to subscribe for Shares should read and discuss with their advisors this Offering Memorandum, the Subscription Agreement, the Stockholders' Agreement, the Letter Agreement, the Loan Agreement (as defined below), the Four Year Note (as defined below), the Pledge Agreement (as defined below), the Employee Option Plan and the other documents relative to the foregoing regarding the appropriateness of an investment in the Shares. The desirability of an investment in the Common Stock depends upon a number of factors including, among others, (i) the factors set forth under the caption "Risk Factors," (ii) the nature of the Company's business, (iii) the possibility of a decline in value of the Common Stock, (iv) the various restrictions on transferability of the Common Stock, including those contained in the Stockholders' Agreement, and the present essential illiquidity of the investment, (v) the desirability to the offeree of a long-term investment, (vi) the likelihood that the Company will not pay dividends on the Common Stock in the foreseeable future and the likelihood of restrictions imposed on the Company's ability to pay dividends under the terms of the agreements governing the Company's senior secured indebtedness and the Series A and Series B Preferred Stock (as defined below), (vii) the control of the Company by its principal stockholders, (viii) the relationship between such offeree's investment (including the investment pursuant to the Four Year Loan) and such offeree's net worth, (ix) the employment goals of the offeree and the right of the Company to purchase such offeree's Common Stock upon the termination of his employment with the Company, in some instances at a purchase price equal to or less than the offeree's cost thereof, even if such cost is less than the fair market value of the Common Stock, and (x) other relevant personal circumstances of each offeree.

The Four Year Loan

          Each Investor may, but is not required to, request from the Company a Four Year Loan to purchase the Loan Shares. Inasmuch as the Four Year Loan will be made on a full recourse and secured basis, each Investor should consider carefully the additional risk that he or she will undertake by obtaining the Four Year Loan to purchase Shares.

          The Four Year Loan will bear interest at the prime rate as announced from time to time by Chemical Bank ("Prime Rate"), will be made pursuant to a loan agreement substantially in the form of Exhibit C hereto (the "Loan Agreement"), evidenced by a secured promissory note substantially in the form of Exhibit D hereto (the "Four Year Note"). Any amount of principal and/or accrued interest on the Four Year Note which is not paid when due will bear interest at the Prime Rate plus 2%, except that upon the failure to make the required payments following (i) the sale of Common Stock or receipt by the Investor of dividends on Common Stock, (ii) termination for Cause (as defined below) and
(iii) voluntary termination without Good Reason (as defined below), the outstanding principal and accrued and unpaid interest will bear interest at 15% per annum, compounded monthly, or the highest rate of interest allowable under applicable law, whichever is less. Interest on the Four Year Note will be payable in cash annually on December 31 (each an "Interest Payment Date") to the extent of 66.7% of the accrued interest to such date (the "Minimum Interest Payment"), and all accrued interest which is not paid as of an Interest Payment Date will be automatically added to the principal amount of the Four Year Note. Each Minimum Interest Payment must be paid to the extent of bonus payments, if any, less an allowance equal to 33.3% of such bonus payment for federal and state income tax (the "Net

Bonus"), paid to the Investor by the Company on or before each Interest Payment Date (including amounts paid in such calendar year which relate to a previous calendar year and were not taken into consideration in such prior calendar year), provided that nothing herein or in the Loan Agreement or the Four Year Note shall create any obligation on the part of the Company to pay any bonus. In the event the Net Bonus is insufficient to pay the Minimum Interest Payment, the Investor shall be required to pay the difference between such Net Bonus and the Minimum Interest Payment. The Company will have the right to withhold from the Investor all or any portion of a Net Bonus payable by the Investor in respect of interest under the Four Year Loan, which amounts will be deemed to have been paid to the Investor and subsequently repaid by the Investor to the Company. All principal and accrued and unpaid interest will be due upon maturity, which will be 48 months from the date of the Loan Agreement, provided that such date may be accelerated upon the occurrence of an Event of Default (as defined below) or under other circumstances more fully described in the Loan Agreement and the Four Year Note.

          The Four Year Note will be secured by a pledge of (i) all of the shares and rights to acquire shares of Common Stock owned by the Investor as of the date of the Four Year Loan, or which are acquired by the Investor subsequent to the date of the Four Year Loan and (ii) all proceeds received by an Investor thereon, including dividends and additional shares received in stock distributions, all as more fully set forth in the pledge agreement attached hereto as Exhibit E (the "Pledge Agreement"). The Four Year Note will provide for mandatory prepayment upon and to the extent of dividends or other distributions paid to the Investor on the Common Stock and proceeds from the sale of the Common Stock, and upon termination of the Investor's employment by the Investor without Good Reason (as defined below) or by the Company for Cause (as defined below).

          The Four Year Note, the Loan Agreement, the Pledge Agreement and any other documents that are executed in connection therewith (collectively, the "Loan Documents") will be assignable by the Company to any of its affiliates, including GKH, or to any third party financial institution or commercial lender to which the Company is or becomes indebted. The Loan Documents cannot be assigned by an Investor without the Company's prior written consent.

          "Cause," when capitalized and with reference to the termination of the Investor's employment with the Company, means (i) the commission of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company (including the unauthorized disclosure of confidential or proprietary material information of the Company), (ii) a conviction (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful misconduct as an employee of the Company, (iv) the willful failure to render services to the Company in accordance with such Investor's employment, which failure amounts to a material neglect of his duties to the Company or (v) substantial dependence, as determined by the Board of Directors of the Company (the "Board"), on alcohol or any controlled substance.

          "Good Reason," when capitalized, means, with reference to the voluntary termination of the Investor's employment with the Company by the Investor, where such termination (i) promptly follows a material reduction of such Investor's duties and responsibilities or a permanent change in such Investor's duties and responsibilities which are materially inconsistent with the type of duties and responsibilities of such Investor then in effect, (ii) promptly follows a material reduction in annual base salary (without regard to bonus compensation, if any), (iii) promptly follows a material reduction in such Investor's employee benefits (without regard to bonus compensation, if any) if such reduction results in such Investor receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable employees of the Company generally or (iv) the Board otherwise determines that a voluntary termination by such Investor is for "Good Reason" under the circumstances then prevailing.

          An "Event of Default", when capitalized and with reference to the Four Year Loan includes, without limitation, (i) the failure to pay principal or interest when due, which failure has continued for 10 days after written notice from the Company, (ii) any representation or warranty contained in the Loan Documents or the Subscription Agreement being incorrect in any material respect on or as of the date made or deemed made, (iii) the default with respect to any covenant contained in the Loan Documents, which default is not curable by the Investor or, if curable, has continued uncured for 10 days after written notice from the Company, (iv) the failure of the Investor to make any payment when due under, or other default of the Investor which permits acceleration of, any other material indebtedness of the Investor and (v) the occurrence of certain bankruptcy-related events with respect to the Investor which continue for 60 days or are otherwise consented to by the Investor.

Options

Employee Option Plan

          For each share of Common Stock acquired by an Investor hereunder, the Company will grant such Investor an option to purchase one-third of one share of Common Stock (subject to adjustment for stock splits, stock dividends and other similar events as described in the Employee Option Plan) at a purchase price of $1,800 per share. Such options will vest ratably over a five year period beginning on the first anniversary of the Employee Option Plan (subject to (i) acceleration upon termination of employment due to death or permanent disability and upon the occurrence of a Capital Event (as defined in the Employee Option
Plan) and (ii) forfeiture upon termination for Cause) and be governed by the terms of the Employee Option Plan and individual option agreements (the "Employee Option Agreements") between the Company and each Investor, forms of which are attached hereto as Exhibits F and G, respectively. The term of the options will be 10 years, subject to a limited exercise period for vested options in the event of the termination of employment of the Investor (other than for Cause). An option may not be exercised during any period in which the Investor is in default under the terms of any loan or other obligation that the Investor may have to the Company. The shares of Common Stock acquired upon exercise of the options will be subject to the terms of the Stockholders' Agreement, as amended by the Letter Agreement. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an Investor, such options may be exercised only by the Investor. The options granted under the Employee Option Plan are nonstatutory options and are not intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and each Investor should consult his tax advisors for information regarding the tax treatment of such options.

          Pursuant to the Employee Option Agreements, each Investor will agree that he will not during the term of such agreement and for a period of one year thereafter, (i) compete with any business of the Company or its subsidiaries or affiliates and (ii) without the Company's express written consent, disclose to persons outside the Company confidential information concerning the Company or any of its subsidiaries or affiliates.

Stockholders' Agreement and Letter Agreement

          As a condition to the acceptance by the Company of a subscribing offeree's subscription for Shares, such subscribing offeree is required to become a party to the Stockholders' Agreement and to execute the Letter Agreement. The Letter Agreement provides that certain obligations of the Company which arise upon an Investor's voluntary termination of employment from the Company without Good Reason are determined by reference to the date of the Subscription Agreement rather than August 7, 1995, the date of the Stockholders' Agreement. The summary of the Stockholders' Agreement set forth below is not intended to be a complete recitation of the provisions thereof, and each offeree should read and understand all the provisions of the Stockholders' Agreement and the Letter Agreement before making a determination whether to invest in the Shares.

Restrictions on Transfer

          The Stockholders' Agreement contains substantial restrictions on the disposition of an Investor's Common Stock. In general, an Investor will be permitted to transfer some or all shares of his Common Stock to affiliates, including certain relatives and controlled entities, provided each affiliate agrees to be bound by the terms of the Stockholders' Agreement. An Investor will also be permitted to transfer all (but not less than all) of his shares of Common Stock to a bona fide third party purchaser if such purchaser agrees to be bound by the terms of the Stockholders' Agreement, but only after such Common Stock is offered first to the Company and then to GKH on the same terms as offered to the bona fide third party purchaser. The Investor will be required to comply with certain mechanical provisions regarding such transfer, including
(i) timely notice to the Company and GKH of any proposed transfer and (ii) consummation of any transfer within a specified period.

Rights to Compel Disposition

          GKH will have the right to compel each Investor to dispose of all of his shares of Common Stock and make certain representations with respect to his ownership of such Common Stock in the event GKH seeks to sell all, but not less than all, of its Common Stock. If GKH exercises its right to compel the disposition of the Investors' Common Stock, the consideration for such Common Stock will be the same per share consideration on the same terms to be received by GKH for its shares of Common Stock.

Rights of Inclusion

          Each Investor will have the right to sell his Common Stock on the same terms as GKH in a transaction pursuant to which GKH sells at least 50% of the Common Stock of the Company then owned by GKH. Investors who desire to participate in such sale will be required to deliver notice on a timely basis and comply with other mechanical provisions in connection with such transfer.

Preemptive Rights

          Although Delaware law does not generally provide for preemptive rights, in the event the Company offers an existing stockholder who is party to the Stockholders' Agreement the opportunity to purchase additional shares of Common Stock, the other parties to the Stockholders' Agreement will have the right to acquire their respective pro rata share of such Common Stock on the same terms and conditions offered to such stockholder, except that such right shall not apply to (i) shares issuable in connection with a merger, acquisition or similar transaction, (ii) shares issuable upon the exercise of any options, warrants or other convertible securities, (iii) shares offered by the Company to employees and directors of the Company or (iv) shares issuable in connection with preemptive rights granted to other stockholders of the Company in connection with a merger, acquisition or similar transaction, or in connection with the issuance by the Company of its Series B Preferred Stock.

Transfers upon Termination

          The Company will have the right to purchase all of the Common Stock of an Investor in the event such Investor ceases to be an employee of the Company or any of its subsidiaries or affiliates. The purchase price for such Common Stock will be (i) in the event such Investor's employment is terminated for Cause, the lower of the Investor's cost for his Common Stock on a share by share basis and 80% of fair market value thereof, (ii) in the event such employment is voluntarily terminated without Good Reason, the lower of cost and fair market value and (iii) in the event such Investor's employment is terminated by death, retirement, permanent disability, without Cause or voluntarily with Good Reason, the fair market value of such Common Stock. The purchase price for such Common Stock will be payable (a) in cash (and/or by the delivery of a term note with the shortest term permissible if required by any agreement to which the Company is then subject) if such Investor's employment is terminated with Good Reason or upon death, retirement, permanent disability or without Cause, or voluntarily without Good Reason more than three years after the date of the Subscription Agreement, and (b) by delivery of a seven year term note if such employment is terminated for Cause, or voluntarily without Good Reason on or prior to the third anniversary of the Subscription Agreement. Any note delivered in connection with the foregoing will bear interest, payable annually, at the Prime Rate.

          Cost, fair market value, retirement, permanent disability and voluntary termination are each defined in the Stockholders' Agreement.

                        FEDERAL INCOME TAX CONSEQUENCES

          THE DISCUSSION SET FORTH BELOW PROVIDES GENERAL INFORMATION AS TO CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH SUBSCRIPTION FOR THE SHARES AND OPTIONS HEREUNDER. EACH INVESTOR SHOULD CONSULT HIS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF HIS SUBSCRIPTION, INCLUDING THE APPLICATION OF POSSIBLE STATE AND LOCAL TAX LAWS.

Restricted Stock

          Code Section 83 governs transfers of property to persons (whether employees or independent contractors) in exchange for services. Under that section, a person receiving property as compensation for services must report (as compensation income) the excess of the fair market value of the property received over the amount paid in exchange therefor (such excess referred to herein as "In-Kind Compensation").

          In determining when a recipient of In-Kind Compensation must report income attributable thereto, Code Section 83(a) provides that the value of such In-Kind Compensation (without regard to any restriction other than a restriction which by its terms will never lapse) is includible in the recipient's income at the first time that the recipient's rights in the property are substantially vested. For such purposes, property is considered to be substantially vested when it is either (a) transferable or (b) not subject to a substantial risk of forfeiture. A substantial risk of forfeiture is generally considered to exist when the recipient's rights to the property are predicated upon the future performance of services or upon the occurrence of a condition related to the transfer. Further, an interest in restricted property is transferable only if the subsequent transferee's rights in the property are not subject to a substantial risk of forfeiture.

          Alternatively, Code Section 83(b) provides each recipient of In-Kind Compensation the ability to include such amounts in income in the year in which he receives them, rather than the year in which the In-Kind Compensation becomes substantially vested. Under that section, a taxpayer may elect, within 30 days of the transfer of property, to include in income the value of any In-Kind Compensation (as determined without regard to the restrictions thereon). Taxpayers who include In-Kind Compensation in income under Code Section 83(b) but later forfeit the property received are denied a deduction for any portion of the In-Kind Compensation reported by the taxpayer.

          Once includible in the income of the recipient, In-Kind Compensation is considered payment of wages subject to withholding of income tax and deposits pursuant to the Federal Insurance Contributions Act (FICA). Upon the subsequent sale of the transferred stock or other property, the taxpayer will recognize income to the extent that the amounts realized on sale exceed the sum of (a) the amount includible in his income under Code Section 83 and (b) the amount paid for the property.

          Offerees who desire to subscribe for Shares will be required to become parties to the Stockholders' Agreement. Pursuant to the Stockholders' Agreement, each Investor may be required, in the event his employment terminates for Cause or without Good Reason, to sell his Shares back to the Company for an amount equal to the lower of (a) cost or (b) a percentage (either 100% or 80%) of fair market value. Any transferee of an Investor may be required to sell the transferred Shares to the Company upon similar terms in the event that the Investor's employment is terminated for Cause or without Good Reason. Such restrictions lapse with respect to any Investor on the earliest to occur of (a) the Investor's death, retirement, permanent disability, or involuntary termination of employment without Cause, (b) the Investor's voluntary termination of employment with Good Reason, or (c) the failure of the Company to exercise its rights to purchase the Investor's Shares in a timely fashion following the termination of his employment for Cause or without Good Reason (each such event referred to as a "Lapse Event"). See "The Offering -- Stockholders' Agreement."

          The Company believes that, in light of various provisions of the Stockholders' Agreement, each Investor subscribing for Shares hereunder will acquire such Shares subject to a substantial risk of forfeiture. Further, the Company believes that the Shares subscribed for hereunder are not transferable within the meaning of Code Section 83. As such, to the extent that the fair market value of any Share exceeds the amount paid therefor, no Investor should be required to include in income the In-Kind Compensation attributable thereto until the restrictions lapse at the occurrence of a Lapse Event. Nevertheless, any Investor may elect, under Code Section 83(b), to include the value of the In-Kind Compensation in the year in which he purchases Shares pursuant to this Offering.

Stock Options

          Taxpayers receiving compensatory, nonstatutory stock options (i.e., options other than "qualified options" taxable under Code Section 421) generally do not recognize income as a result of the grant of such options. Unless the granted options have a readily ascertainable fair market value within the meaning of Code Section 83 as of the date of grant, the taxpayer realizes income only on the date he exercises or disposes of such options. At that time, he realizes compensation income equal to the difference between the market value of the stock and the price paid to acquire and exercise the option. However, where the optionee's rights in the property transferred pursuant to the exercise of such option are not substantially vested (within the meaning of Code Section 83), the optionee does not realize income until the first time that his rights in that property become substantially vested. See "-- Restricted Stock."

          When an option is not regularly traded on an established market, it does not have a readily ascertainable market value unless its value can be determined with "reasonable accuracy." For such purposes, the value of an option cannot be determined with reasonable accuracy unless all of the following conditions exist:

          (i)   The option is transferable;

          (ii)  The option is exercisable immediately in full;

          (iii) The option is not subject to any restriction or condition which has a significant effect upon its value; and

          (iv)  The value of the option privilege is readily ascertainable.

          For each Share acquired by an Investor hereunder, the Company will grant such Investor an option to purchase one-third of one share of Common Stock (subject to certain adjustments) at a purchase price of $1,800 per share. Such options will vest ratably over a five-year period commencing on the first anniversary of the Employee Option Plan, will be nontransferable (except by will or the laws of descent and distribution) and, during the life of the Investor, may be exercised solely by the Investor. See "The Offering -- Options -- Employee Option Plan." Once exercised, the shares of Common Stock acquired pursuant to such exercise will become subject to the Stockholders' Agreement, as amended by the Letter Agreement, including its restrictions and repurchase rights vested in the Company. The options will not be actively traded on an established market as of the date the Company grants them.

          The Company believes that, since the options are neither exercisable immediately in full nor transferable (except at death), the value of options may not be determined with reasonable accuracy. As the options should not have a readily ascertainable market value within the meaning of Code Section 83, the Company believes that they should not be compensation income to the optionee on the date of grant (notwithstanding that their value may later become readily ascertainable). Further, since the property acquired pursuant to the exercise of such options (i.e., shares of Common Stock) will be subject to the Stockholders' Agreement, the Company believes that an Investor exercising an option granted hereunder will acquire property in which his rights are not substantially vested within the meaning of Code Section 83. Accordingly, the Company believes that an Investor should not have compensation income until the date that the restrictions on the Common Stock acquired pursuant to such exercise lapse (i.e., at the occurrence of a Lapse Event under the Stockholders' Agreement). At that time, the

Investor should recognize compensation income in an amount equal to the excess of the market value of the stock as of such date over the price paid to exercise and acquire the applicable option. Any Investor may, however, choose to accelerate the recognition of income to the date he exercises an option provided he makes the election under Code Section 83(b).

                                 RISK FACTORS

          Investors should consider the specific factors set forth below as well as the other information set forth in this Offering Memorandum. The following is not necessarily a comprehensive list of all of the possible risk factors associated with an investment in the Common Stock.

Limited Operating History

          The Company's products are well-established in the marketplace, and the Company has experienced net profits in four of its five full fiscal years of operation. However, there can be no assurance that the Company will remain profitable in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Short Lease Terms; Possible Inability to Re-lease Compressors

          The Company has historically leased its compressors under leases with an average fixed term of approximately six months and which continue thereafter on a month to month basis. Historically, lessees have renewed their leases on a month to month basis for an average period of approximately 24 months. Based on the average cost of new compressors and the average lease price, the Company generally does not recoup its investment in the compressors until after its receipt of at least 48 months of lease payments. Accordingly, the Company assumes substantial risk of not recovering its entire investment in the equipment it purchases. Although the Company has historically been successful in re-leasing units in its inventory, there can be no assurance that the Company will continue to be able to do so or that a substantial portion of its lessees will not terminate their leases at approximately the same time, thereby causing an adverse accumulation of unleased compressors in the Company's inventory. The inability of the Company to lease a substantial portion of its compressors for any reason would have a material adverse effect upon the Company's financial condition and its results of operations. See "Business."

Competition

          The natural gas compression industry and the oil and gas production equipment business are highly competitive. The Company competes with several large national and international companies which, like the Company, offer a wide range of compressors and oil and gas production equipment for purchase or lease. There can be no assurance that such competitors will not substantially increase the resources devoted to the development and marketing of products competitive with those of the Company or that new competitors will not enter the industry. See "Business -- Competition."

Natural Gas Compressor Industry Considerations

          The Company's profitability is, in part, dependent upon the current demand for natural gas. Natural gas demand, aided by competitive pricing and interstate pipeline deregulation, has increased at a rate of approximately 2-3% per year from 1986 through 1994. The Company's management estimates that demand for gas compression has increased approximately 6-10% per year during this time frame. This increase is a result of increased production from lower reservoir-pressured areas and the increased amount of coal-seam and tight-gas drilling in certain geographic areas.

          Depressed natural gas prices tend to decrease efforts to discover and develop new natural gas reserves domestically. This places greater reliance upon older, developed reserves which requires additional compression to deliver the remaining natural gas to market. A significant decline in the price of natural gas could result in the widespread failure of independent producers and increased pricing pressure and credit risk for compressor rental companies. This would have a material adverse effect on the Company's financial condition and results of operations. See "Business."

Potential Liability and Insurance

          Natural gas operations are subject to certain risks, including explosions, uncontrollable flows of gas or well fluids, fires, pollution and other environmental risks. These risks could expose the Company to substantial liability for injury and loss of life, property damage, pollution and other environmental damages, and consequential damages, if such damages resulted from an alleged compressor defect or from the Company's negligence in maintaining, servicing or refurbishing its compressors.

          Although the Company has obtained certain insurance, no assurance can be given that such insurance is adequate to cover the Company's operations, will be generally available in the future or, if available, that premiums will be commercially justifiable. If the Company were to incur a substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if the Company were to incur such liability at a time when it is no longer able to obtain liability insurance, its financial condition could be materially adversely affected. The Company, consistent with industry trends, may find it difficult to obtain adequate insurance coverage against possible liabilities that may be incurred in connection with the conduct of its business. There can be no assurance that all possible types of liabilities that may be incurred by the Company will be covered by its insurance or that the dollar amount of such liabilities will not exceed the Company's policy limits. A partially or completely uninsured claim, if successful and of sufficient magnitude, could have a material adverse effect on the Company and its financial condition.

Environmental Liability Risks

          In addition to liability which may arise as a result of an alleged compressor defect or alleged Company negligence, if environmental damage is found to have occurred as a result of the Company's operating activities, the Company could incur substantial liability. In such event, the Company could be liable for all costs of remediation, as well as certain other costs. Under the Comprehensive Response, Compensation and Liability Act ("CERCLA"), the Company may also be liable for all costs of remediation of any property of which it is deemed to be the owner or operator. Various Preliminary Environmental (Phase I) Site Assessments were conducted in 1990 and 1991 with respect to certain properties owned or operated by the Company and its subsidiaries. Such assessments identified potential sources of ground contamination. Although remediation efforts have been undertaken by the previous owners, no assurances can be given that such remediation efforts will be successful or that the Company will not incur costs in remediating such contamination or discover additional sources of enumerated contamination. In addition, pursuant to the HPC Merger (as defined below), the Company acquired certain potential environmental liabilities estimated at December 31, 1995 to be between $139,000 and $200,000. See "Business -- Company History" for a description of the HPC Merger.

          As a result of the Company's acquisition of Astra Resources Compression, Inc. ("Astra"), the Company, through a wholly owned subsidiary, indirectly owns a 17 acre parcel of land which includes a lagoon at Astra's East Bernard, Texas facility, formerly the site of a solid waste landfill. The Company has been indemnified by Astra's former parent for any environmental liability associated with the landfill in excess of $250,000 and has the right to "put" the property to Astra's former parent for $150,000 under certain circumstances.

          In June 1993, a Phase I and Phase II Environmental Assessment was conducted on the Company's 20 acre headquarters/fabrication facility in Houston, which Assessment indicated that such site has minimal apparent risk with respect to environmental liability. In addition, the company maintains a professionally designed Spill Prevention Control and Countermeasure Plan (the "SPCC Plan") with respect to its Fort Smith, Arkansas maintenance facility, which is designed to prevent oil spills and waste releases and to describe protocols for immediate coordination of necessary activities to minimize any harmful effects should a spill or other release occur. Although the Fort Smith facility does not routinely generate hazardous waste, the SPCC Plan includes waste release measures given that during an oil spill event, certain characteristic hazardous waste from spill residue may be generated. Moreover, the Company is currently implementing a Site Remediation and Clean Up Proposal regarding real property located in Columbus, Texas with respect to which the Company acquired a lease and purchase option pursuant to the February 1995 acquisition by the Company of substantially all of the assets of Smith Industries, Incorporated. See "Business -- Company History."

Governmental Regulation

          The Company is subject to various federal, state and local laws and regulatory standards in the areas of safety, health and the environment, including regulations regarding emission controls. The Company believes that it is in substantial compliance with such laws and regulations and that the phasing in of emission controls and other known standards at the rate currently contemplated by such laws and regulations will not have a material adverse effect on the Company's financial condition or results of operations. However, various state and federal agencies from time to time consider adopting new laws and regulations or amending existing laws and regulations regarding environmental protection. While the Company may be able to pass on the additional costs of complying with such laws, there can be no assurances that attempts to do so would be successful. Accordingly, new laws or regulations or amendments to existing laws or regulations could require the Company to undertake significant capital expenditures and could otherwise have a material adverse effect on the Company's financial condition and results of operations.

Restrictions Imposed by the Terms of the Company's Indebtedness; Effect of
Default

          The terms of the Company's existing credit agreement dated December 19, 1995 (the "Bank Credit Agreement") among the Company, Chemical Bank, as agent, and the other banks party thereto and the loan agreement dated as of December 19, 1995 (the "JEDI Loan Agreement") among the Company, Joint Energy Development Investments Limited Partnership ("JEDI") as agent and the financial institutions named therein impose a variety of restrictions on the Company's operations, including, without limitation, limiting the Company's ability to incur additional indebtedness, grant or suffer liens or other encumbrances on its property, make investments, loans or advances except under certain enumerated circumstances, make capital expenditures above specified levels, enter into sale/leaseback arrangements as a seller/lessee, dispose of its assets or extend guarantees. Such restrictions may limit the Company's ability to exploit fully certain business opportunities. In addition, under the terms of the Bank Credit Agreement and the JEDI Loan Agreement, the Company may not declare or pay any dividend on or make any payment for the purchase, redemption or acquisition of any shares of Common Stock other than repurchases of Common Stock from employees of the Company which do not exceed an aggregate of $2,500,000. In addition, the failure of the Company to maintain certain financial ratios may cause the Company to be in default under the agreements governing its indebtedness and such default, if uncured, may ultimately entitle its creditors to foreclose on all of the assets of the Company. See "Description of Certain Indebtedness."

Dependence on Internally Generated Funds; Capital Needs

          The compressor leasing business and the oil and gas production equipment business in which the Company is involved are capital intensive businesses, and the inability of the Company to continue to have access to sufficient capital could have a material adverse effect on the Company's ability to finance compressor purchases and production equipment materials purchases and, thus, maintain its future leasing revenues and profitability. Company growth has historically been financed through (i) sales of Common Stock, including the sale of approximately $15,000,000 of Common Stock to certain executive officers and then existing stockholders of the Company in 1992 (the "1992 Offering"), the sale of approximately $2,500,000 of Common Stock to certain members of the Company's management in 1993 (the "1993 Offering"), the sale of approximately $16,000,000 of Common Stock to GKH in 1993, the sale of $275,000 of Common Stock to certain employees of the Company at $1,100 per share in 1995 (the "1995 Management Offering"), the sale of $2,590,500 of Common Stock to certain employees of the Company at $1,500 per share in 1995 (the "1995 Employee Offering"), the sale of $20,000,000 of Common Stock and $10,000,000 of Series B Preferred Stock to JEDI in 1995 and the sale of $21,602,000 of Series A Prepared Stock to GKH, other existing investors in the Company and certain others in 1995, (ii) internally generated funds, (iii) borrowings under the Bank Credit Agreement, which provides for a revolving credit facility with a commitment of $90,000,000 and borrowings under the JEDI Loan Agreement, which provides for a revolving credit facility with a commitment of $100,000,000 and
(iv) a merger involving the acquisition of all of the outstanding shares of Astra in exchange for cash consideration and 30,556 shares of Common Stock issued to Astra's parent (the "Astra Merger").

          In addition, although the Company believes that it will have sufficient capital resources based on internally generated funds, the amounts available under the Bank Credit Agreement and the JEDI Loan Agreement and other potential placements of equity to fund its anticipated capital needs for at least the next several years, there can be no assurance that the Company will meet its projected earnings and that sufficient cash flow will be generated. Failure to generate sufficient cash flow together with the absence of alternative sources of capital could have a material adverse effect on the financial condition, operations and expected growth of the Company. See "Management's Discussion of and Analysis of Financial Condition and Results of Operations."

Limited Preemptive Rights

          Although Delaware law does not generally provide for preemptive rights, in the event the Company offers any party to the Stockholders' Agreement the opportunity to purchase additional shares of Common Stock, all other parties to the Stockholders' Agreement will have the right to acquire their respective pro rata share of such Common Stock on the same terms and conditions offered to such other stockholder, except that such right shall not apply to (i) shares issuable in connection with a merger, acquisition or similar transaction, (ii) shares issuable upon the exercise of any options, warrants or other convertible securities or (iii) shares offered by the Company to employees of the Company. See "The Offering -- Stockholders' Agreement -- Preemptive Rights" and "Description of Capital Stock." JEDI has the right with respect to certain equity offerings of the Company to existing Company stockholders (each a "Rights Offering") to (a) subscribe for the first fifteen percent of such Rights Offering on an exclusive basis, and (b) subscribe for its pro rata share of the remaining equity under the Rights Offering in the event the Company offers additional shares in exchange for capital required to satisfy certain covenants under the JEDI Credit Agreement. Astra Resources also has a preemptive right to subscribe for shares of Common Stock sufficient for it to maintain ownership of at least 20% of the outstanding Common Stock subject to a specified threshold. In addition, in the event the Company sells or otherwise issues any shares of Common Stock to GKH, the non-GKH parties to the Gale Force Stockholders' Agreement (as defined below) will have the right to acquire their respective pro rata amount of Common Stock on the same terms and conditions as such Common Stock is sold or otherwise issued to GKH. See "Principal Stockholders --Stockholders' Agreements -- Gale Force Stockholders' Agreement," "-JEDI Stockholders' Agreement" and -"Astra Stockholders' Agreement".

No Public Market for Common Stock; Restriction on Transferability

          Each subscribing offeree will be required to represent that he is purchasing the Shares for investment purposes for his own account and not with a view towards resale or distribution. There is no public market for the Shares and an Investor's ability to transfer his Common Stock will be significantly restricted by the terms of the Stockholders' Agreement. In addition, the Stockholders' Agreement (i) gives GKH the right to cause all Investors to sell their Common Stock in certain transactions and (ii) gives the Company or certain of its affiliates the right, but not the obligation, to purchase all of the Common Stock of an Investor upon the termination of such Investor's employment with the Company. The purchase price for such stock varies depending on the circumstances and, in cases where an Investor is terminated for Cause or voluntarily terminates his employment without Good Reason, such purchase price may be substantially below the fair market value of such Common Stock. See "The Offering -- Stockholders' Agreement." Any potential Investor must be able and willing to bear the risk of his investment for an indefinite period.

Dividends

          The Company has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. In addition, the ability of the Company to pay dividends will be limited by the terms of the Bank Credit Agreement, the JEDI Loan Agreement, the Series A Preferred Stock and the Series B Preferred Stock. See "Description of Certain Indebtedness," and "Certain Contemplated Transactions."

Control by Principal Stockholders

          As of December 31, 1995, approximately 51.7% of the Company's outstanding Common Stock (not including shares issuable pursuant to existing option programs) was owned by GKH. Subsequent to this offering, GKH will continue to own a majority of the Common Stock of the Company and by virtue of a voting trust with certain members of management, will control a majority, on a fully diluted basis, of the Common Stock. By maintaining such majority control, GKH will continue to have the power to determine the policies of the Company and its subsidiaries, the persons constituting the directors and officers thereof (subject to the terms of

(i) the Gale Force Stockholders' Agreement, (ii) the Hanna Stockholders' Agreement, (iii) the HEHC Stockholders' Agreement, (iv) the Astra Stockholders' Agreement and (v) the Stockholders' Agreement) and the outcome of various corporate actions requiring stockholder approval (subject to the terms of the HEHC Stockholders' Agreement). See "Principal Stockholders --Stockholders' Agreements" for a description of these agreements.

Recent Expansion Activity

          The Company recently acquired Astra thereby increasing its compressor fleet by 12% and its work force by 10%. (See "Business -- Company History"). Through its acquisition of the production equipment business of Smith Industries, Incorporated (the "Smith Business;" See "Business -- Company History"), the Company substantially expanded its oil and gas production equipment fabrication operations. The Company is now in the process of integrating both of these acquisitions into its current operations. Given the size of the acquisitions, there can be no assurance that the integration will be successful or that additional capital will not be required to operate the Company's oil and gas production equipment business or the compressor business.

          As of September 8, 1995, HCC (through its wholly owned subsidiary H.C.C. Compressor de Venezuela, C.A.) acquired 100% of the issued and outstanding stock of Proyecto Gas Natural P.G.N., C.A., a Venezuelan corporation ("PGN"), from Walter Rode and Luis Zubillaga in exchange for cash, assumption of certain liabilities of PGN and 104.6667 shares of Common Stock (to Mr. Rode only). PGN is an owner and lessor of natural gas compression equipment in Venezuela and provides natural gas compression services under contract to Corpoven, S.A. and Bitumenes Orinoco, S.A. BITOR, both of which are instrumentalities of the Venezuelan government. Mr. Rode continues to be employed by HCC (or its affiliates) in connection with the operations of PGN.

          In addition, the Company has also made certain other acquisitions, which management believes will enhance the Company's competitive position in the natural gas compression industry, which is generally experiencing a considerable amount of consolidation. See "Business -- Company History." However, there can be no assurance that such acquisitions will effect the desired results.

Dilution

          Assuming all of the Shares are issued, the value of the Shares purchased pursuant to this offering will be subject to immediate dilution in the net tangible book value of $546.79 per Share from the adjusted net tangible book value as of December 31, 1995.

Federal Income Tax Risks

          The following discussion summarizes certain federal income tax risks associated with an investment in the Shares and the exercise of options acquired therewith, and should be read in conjunction with "Federal Income Tax Consequences." As the following does not purport to be a complete discussion of all relevant tax issues, prospective investors should consult their own tax advisors for advice regarding the impact of a subscription for Shares and options upon their individual tax positions, including the application of state and local income tax law, if any.

Treatment of Compensation Income; Receipt of Shares

          No assurance can be given that the Internal Revenue Service ("IRS") will consider the provisions of the Stockholders' Agreement to be sufficient to render Shares subscribed for hereunder to be nontransferable and each Investor's rights therein to be subject to a substantial risk of forfeiture within the meaning of Code Section 83. Further, no assurance can be given that a court of competent jurisdiction would agree with the conclusions of the Company. In the event that the IRS considers the provisions of the Stockholders' Agreement to be insufficient for such purpose, it may consider each Investor to have compensation income (as of the date he acquires Shares) in an amount equal to the difference between the fair market value of such Shares and the Investor's purchase price. Each Investor may thus be required to pay federal income and FICA tax on such income, plus interest and penalties as applicable. Further, the Company may be required to pay federal unemployment and other taxes on the compensation deemed to be transferred to each Investor, plus interest and penalties as applicable, which tax may indirectly effect the value of each Investor's Shares.

Treatment of Compensation Income; Receipt of Options

          No assurance can be given that the IRS (or any court) will agree that an Investor acquiring Common Stock pursuant to the exercise of any option is subject to a substantial risk of forfeiture with respect to such Stock and such Stock is nontransferable under Section 83 of the Code. As such, an Investor exercising options granted hereunder may realize compensation income at the date he exercises an option in an amount equal to the difference between the fair market value of the Common Stock on that date over the price paid to exercise and acquire the applicable option. An Investor may thus be required to pay federal income and FICA tax (and interest and penalties, as applicable) with respect to such compensation income. Similarly, the Company may be required to pay federal unemployment and other taxes (including penalties and interest) which payment may indirectly effect the value of each Investor's Common Stock.

Election under Code Section 83(b)

          Any Investor may make an election to include amounts in income on the date he acquires shares of Common Stock (whether at subscription for Shares or upon the exercise of any option granted hereunder). Electing Investors will thus not recognize additional compensation income upon the occurrence of a Lapse Event under the Stockholders' Agreement. However, since each electing Investor accelerates the recognition of income from the time at which the Company believes it would otherwise be first recognizable (i.e., the date of any Lapse Event), each electing Investor must bear certain market risks associated with the value of his Shares. If the value of an electing Investor's Shares does not exceed the value of such Shares on the date that the Investor acquired them, such electing Investor will have included amounts in income which would not have otherwise have been includible had he not made the election under Code Section 83(b). Such electing Investor will not be entitled to deduct any amounts attributable to that income acceleration.

          Further, in the event that an electing Investor is required to sell Shares of Common Stock back to the Company (e.g., pursuant to the exercise of the Company's rights to repurchase such Shares in the Stockholders' Agreement), that Investor will not be allowed any deduction for any portion of the basis in such Shares that he acquired as a result of a Section 83(b) election.

                        DETERMINATION OF OFFERING PRICE

          The offering price of $1,800 per Share was determined solely by the Board based on a number of factors, including the date of the Company's hiring of the offerees and a comparison of the Company's 1994 and 1995 financial performance to the financial performance and corresponding per share market multiples of a select group of public companies involved in the natural gas compressor leasing and fabrication and energy services industries. By virtue of the nature of this offering, the offering price was not determined pursuant to arm's length negotiations with a third party, and there can be no assurance that such price is indicative of the fair market value of the Shares. However, the Company's recent issuances of shares of Common Stock to each of JEDI on August 7, 1995 and Astra Resources on October 3, 1995 were effected at $1,800 per share. See "Business -- Company History."

                                PLAN OF OFFERING

          The minimum purchase per subscribing offeree is one Share (excluding Shares to be acquired by delivery of a Four Year Note) for a minimum aggregate purchase price of $1,800. The minimum aggregate purchase for all Investors is one Share (excluding Shares to be purchased by delivery of a Four Year Note) for a minimum aggregate purchase price of $1,800. The Company reserves the right
(i) to reject any subscription for any reason and (ii) to make non-material modifications to or terminate this offering at any time for any reason.

          Each offeree who desires to subscribe for Shares must (i) on or before Thursday, March 28, 1996, call Curtis Bedrich (at 713-447-8787) to communicate the number of Cash Shares and Loan Shares for which such offeree desires to subscribe and (ii) on or prior to Thursday, April 11, 1996, execute and return to the Company, c/o Curtis Bedrich, (a) one copy and one extra signature page of the Subscription Agreement included herewith (including Schedule A attached thereto), (b) one copy and one extra signature page of the Stockholders' Agreement included herewith (including the spousal consent, if applicable) and (c) one copy and one extra signature page of the Letter Agreement included herewith.

          Upon oral confirmation of the number and type of Shares subscribed for by a subscribing offeree, the Company will prepare and distribute for execution to such subscribing offeree (i) one execution copy of each of the Loan Agreement and Four Year Note, if applicable, (ii) two copies of the Pledge Agreement, if applicable, (iii) two copies of the Employee Option Agreement, (iv) an assignment separate from certificate, if the subscribing offeree has requested a Four Year Loan and (v) an IRS Form W-9. In addition to the Subscription Agreement, the Stockholders' Agreement and the Letter Agreement previously delivered, each subscribing offeree must then, prior to Thursday, April 25, 1996, return to the Company, c/o Curtis Bedrich, to the extent applicable, (i) the executed Loan Agreement and Four Year Note, (ii) two executed counterparts of the Pledge Agreement, (iii) two executed counterparts of the Employee Option Agreement, (iv) the assignment separate from certificate, executed in blank, (v) the fully completed and executed Form W-9 and (vi) if applicable, a check in an amount equal to the product of (a) the number of Cash Shares subscribed for and
(b) $1,800.

          The foregoing deadlines are summarized as follows:

=============================================================================================
Event                                                  Deadline
=============================================================================================
Orally contact Curtis Bedrich (at 713-447-8787) to     Thursday, March 28, 1996
indicate the number and type (Cash and/or Loan
Shares) of shares you wish to subscribe for
---------------------------------------------------------------------------------------------
Deliver one executed copy and one extra executed       Thursday, April 11, 1996
counterpart of (i) the Subscription Agreement
(including Schedule A attached thereto and, if
applicable, the spousal consent), (ii) the
Stockholders' Agreement (including the spousal
consent, if applicable) and (iii) the Letter
Agreement
---------------------------------------------------------------------------------------------
Deliver, as applicable, (i) one copy of each of the    Thursday, April 25, 1996
Loan Agreement and Four Year Note, (ii) one            NOTE: These documents will be
executed copy and one extra executed counterpart       delivered to you on or prior to
of the Pledge Agreement, (iii) one executed copy       Thursday, April 11, if you orally
and one extra executed counterpart of the Employee     contact Curtis Bedrich with your
Option Agreement, (iv) an assignment separate from     subscription by Thursday, March 28.
certificate executed in blank, (v) an IRS Form W-9
and (vi) a check in the proper amount
=============================================================================================

          All Funds shall be promptly deposited in an interest bearing, segregated account and such Funds may be invested in treasury bills or other cash equivalents, as determined in the sole and absolute discretion of the Company. If acceptable subscriptions for a minimum aggregate of one Share is received by the Company on or before April 11, 1996, or such later time as determined in the sole and absolute discretion of the Company without notice to or consent of the offerees, but in no event later than the Termination Date, all Funds will be transferred from the segregated bank account to the Company, together with all interest, if any, earned thereon. In the event such condition has not been satisfied on or before the Termination Date or this offering is withdrawn by the Company, this offering will be terminated and all Funds will be returned to the subscribing offerees with a pro rata share of interest earned thereon, calculated on the basis of the amount of Funds invested by each subscribing offeree and the length of time interest on such Funds was earned.

                                USE OF PROCEEDS

          Assuming all of the Shares are issued, the net proceeds of the offering, estimated to be $1,974,800, will be used for general corporate purposes, including working capital.

                                   DILUTION

          As of December 31, 1995, the Company had adjusted net tangible book value (defined as total stockholders' equity less goodwill) of $160,376,945, or $1,248.48 per share of Common Stock. Adjusted net tangible book value per share of Common Stock is determined by dividing the actual net tangible book value by the number of shares of its Common Stock and treating all such Common Stock as having been issued for cash which would have been outstanding as of December 31, 1995. After giving effect to the sale of the Shares and the application by the Company of the estimated net proceeds therefrom as described in "Use of Proceeds", the pro forma net tangible book value of the Company as of December 31, 1995 would have been $162,376,745, or $1,253.21 per share of Common Stock. This value represents an immediate increase in the adjusted net tangible book value of $4.73 per share of Common Stock to the current shareholders and an immediate dilution in net tangible book value of $546.79 per Share to purchasers of the Shares. Dilution per share is determined by subtracting the pro forma adjusted net tangible book value per share of Common Stock after the completion of this offering from the per share price paid by purchasers of the Shares. The following table (1) illustrates this per share dilution:

     Price per share pursuant to this offering.................................  $1,800.00
     Adjusted net tangible book value per share as of December 31, 1995........  $1,248.48
     Increase in adjusted net tangible book value per share
     attributable to the offering(2)...........................................  $    4.73
     Pro forma adjusted net tangible book value per share after this offering..  $1,253.21

     Dilution per share to purchasers of the Shares............................  $  546.79

(1) Assumes that all of the Shares are subscribed for and excludes shares of Common Stock reserved for issuance pursuant to options which have previously been granted to certain members of management. To the extent such options are exercised, the value of Shares purchased by Investors may be subject to further dilution. See "Capitalization," "The Offering -- Stock Options" and "Description of Capital Stock -- Options."

(2) Does not reduce stockholders' equity for the aggregate amount of all Four Year Loans.

          The following table sets forth as of December 31, 1995 (calculated on the same basis as the preceding paragraph and rounded for purposes of this presentation) the number of shares of Common Stock purchased from the Company, the value of the total consideration received, the average price per share paid by the existing shareholders of the Company and the price per share to be paid by Investors:

============================================================================================
                                                                             Avg. Price Per
                                   Shares Purchased    Total Consideration       Share
--------------------------------------------------------------------------       -----
                                    Number      %        Amount        %
                                    ------      -        ------        -
-----------------------------------------------------------------------------------------------
Existing stockholders               128,458   99.14   $137,450,090   98.57        $1,070.00
-----------------------------------------------------------------------------------------------
Investors                             1,111    0.86   $  1,999,800    1.43         1,800.00
-----------------------------------------------------------------------------------------------
Total                               129,569  100.00   $139,449,890  100.00        $1,076.26
===============================================================================================

                                CAPITALIZATION

          The following table sets forth the total capitalization of the Company as of December 31, 1995 and as adjusted to reflect the consummation of this offering (assuming all 1,111 Shares are subscribed for) after the anticipated application of the estimated net proceeds therefrom.

=========================================================================================================================
                                                                                                  As Adjusted for the
                                                                                   Actual               Offering
=========================================================================================================================
Current installments of long-term debt........................................    $        -0-        $        -0-
-------------------------------------------------------------------------------------------------------------------------
Long-term debt, less current portions.........................................      51,022,966          51,022,966
-------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity:
-------------------------------------------------------------------------------------------------------------------------
   Undesignated Preferred Stock, $.01 par value, 135,000 shares authorized,
   0 shares issued and outstanding............................................              --                  --
   Series A Preferred Stock $.01 par value, 50,000 shares authorized,
   21,602 issued and outstanding..............................................             216                 216
   Series B Preferred Stock, $.01 par value, 15,000 shares authorized,

=========================================================================================================================
                                                                                                  As Adjusted for the
                                                                                   Actual               Offering
=========================================================================================================================
    10,000 issued and outstanding.............................................             100                 100
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, 200,000 shares authorized, 128,458.03 issued
 and outstanding, 129,569.03 issued and outstanding after the offering(1).....             129                 130
-------------------------------------------------------------------------------------------------------------------------
Additional paid-in capital....................................................     161,146,137         163,145,936
-------------------------------------------------------------------------------------------------------------------------
Retained earnings.............................................................       9,935,893           9,935,893
-------------------------------------------------------------------------------------------------------------------------
Less:
-------------------------------------------------------------------------------------------------------------------------
Notes receivable from officers and employees for purchase of Common Stock.....       4,668,702           6,000,702
-------------------------------------------------------------------------------------------------------------------------
198.40 Treasury shares, at cost...............................................         218,240             218,240
-------------------------------------------------------------------------------------------------------------------------
Net stockholders' equity......................................................     166,195,533         166,863,333
-------------------------------------------------------------------------------------------------------------------------
     Total capitalization.....................................................     217,218,499         217,886,299
=========================================================================================================================

(1) Includes 198.40 treasury shares and 3.22 shares to be issued to William E. Simon, Jr., as trustee for the benefit of William E. Simon Family S Corporation Trust, f/b/o William E. Simon, Jr. u/a/d August 9, 1989, but excludes (i) an aggregate of 14,524.34 shares of Common Stock subject to options previously granted to executive officers and other members of management of the Company pursuant to the 1992 Stock Plan, the 1993 Option Plan, the Senior Executive Plan, the 1995 Management Option Plan, the 1995 Employee Option Plan and the Incentive Option Plan (see "Management -- Options"), and all options to be granted to Investors pursuant to the 1996 Employee Stock Option Plan, (ii) 15 shares of Common Stock and options to purchase 75 shares of Common Stock issued to each of Glen Wind and Kurt Wind as of January 24, 1996 and (iii) an aggregate of 124.9 shares of Common Stock issued to John C. Oxley and New Prospect Drilling Company, an Arkansas Corporation.

                                DIVIDEND POLICY

          The Company has not paid dividends since its inception. The Company currently intends to retain all earnings, if any, to fund the expansion of its business and therefore does not anticipate paying any dividends on the Common Stock in the foreseeable future. In addition, the ability of the Company to pay dividends is limited by the terms of the Bank Credit Agreement and the JEDI Loan Agreement, the Series A Preferred Stock and the Series B Preferred Stock.

                        SELECTED FINANCIAL INFORMATION

          The selected financial data presented below for the years ended December 31, 1994 and 1993 is derived from the audited financial statements of the Company. The selected financial data set forth below as of December 31, 1995 was derived from the Company's unaudited financial statements. The data set forth herein should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto.

-----------------------------------------------------------------------------------------------------------------------
                                                              Year Ended
                                                           December 31, 1995       Year Ended            Year Ended
Statement of Income Data                                      (unaudited)       December 31, 1994     December 31, 1993
------------------------                                       ---------        -----------------     -----------------
=======================================================================================================================
Revenues:
-----------------------------------------------------------------------------------------------------------------------
   Leasing and Maintenance..........................          $48,120,115          $32,024,912           $25,722,662
-----------------------------------------------------------------------------------------------------------------------
   Compressor Packaging.............................           29,593,205           16,201,887            14,034,275
-----------------------------------------------------------------------------------------------------------------------
   Production Equipment.............................           16,007,855            7,271,641             3,178,386
-----------------------------------------------------------------------------------------------------------------------
   Other............................................              776,161              581,526               411,298
-----------------------------------------------------------------------------------------------------------------------
      Total revenues................................           94,497,336           56,079,966            43,346,621
-----------------------------------------------------------------------------------------------------------------------
Costs and expenses:
-----------------------------------------------------------------------------------------------------------------------
Leasing and Maintenance.............................           16,851,706           11,007,891             9,739,248
-----------------------------------------------------------------------------------------------------------------------
Compressor packaging................................           25,265,016           13,732,736            12,130,915
-----------------------------------------------------------------------------------------------------------------------
   Production Equipment.............................           12,882,556            5,798,521             2,671,178
-----------------------------------------------------------------------------------------------------------------------
   Selling, general and administrative expenses.....           12,331,603            8,427,020             7,413,158
-----------------------------------------------------------------------------------------------------------------------
   Depreciation and amortization....................           13,493,813            8,108,596             5,757,381
-----------------------------------------------------------------------------------------------------------------------
   Interest expense.................................            4,560,133            2,027,414             1,366,297
-----------------------------------------------------------------------------------------------------------------------
      Total costs and expenses......................           85,384,827           49,102,178            39,078,177
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes..........................            9,112,509            6,977,788             4,268,444
-----------------------------------------------------------------------------------------------------------------------
Income tax expense..................................            3,498,456            2,590,000             1,597,000
-----------------------------------------------------------------------------------------------------------------------
Net income..........................................           $5,614,053          $ 4,387,788           $ 2,671,444
-----------------------------------------------------------------------------------------------------------------------

=======================================================================================================================
                                                            December 31, 1995
Balance Sheet Data                                             (unaudited)      December 31, 1994     December 31, 1993
------------------                                              ---------       -----------------     -----------------
=======================================================================================================================
Total current assets................................         $ 49,959,988         $ 21,484,358           $10,696,270
-----------------------------------------------------------------------------------------------------------------------
Net property, plant and equipment...................          193,259,462           88,391,054            61,722,508
-----------------------------------------------------------------------------------------------------------------------
Other assets........................................            9,186,862            4,738,740             4,360,547
-----------------------------------------------------------------------------------------------------------------------
Total...............................................         $252,406,312         $114,614,152           $76,779,325
-----------------------------------------------------------------------------------------------------------------------
Total current liabilities...........................         $ 22,082,426         $ 20,489,078           $ 9,734,146
-----------------------------------------------------------------------------------------------------------------------
Long-Term debt and other liabilities................           64,128,353           42,792,233            20,100,126
-----------------------------------------------------------------------------------------------------------------------
Stockholders' equity................................          166,195,533           51,332,841            46,945,053

================================================================================
  Total..............................   $252,406,312  $114,614,152  $76,779,325
================================================================================

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

          The Company's primary operations consist of three business segments. The principal segment consists of the leasing and maintenance of the Company's natural gas compressor units ("Leasing and Maintenance"), and the other segments consist of the design, engineering and fabrication of natural gas compressor units ("Compressor Packaging") and the design, engineering, fabrication and rental of oil and gas production equipment ("Production Equipment"). See "Business -- Operations."

          The Company commenced operations during the latter part of 1990 with the acquisition of three regional compression leasing companies. In addition, a compression leasing and fabricating operation was acquired in July, 1991. A machine shop operation acquired by the Company in 1990, Precision Welding & Machine, Inc., a Texas corporation ("PWMI"), was sold by the Company in November 1993. See "Business -- Company History." The compression rental fleet has been expanded significantly since the Company's inception, and amounted to 1,215 units aggregating 418,480 horsepower at December 31, 1995. This growth has been funded by a combination of internally generated cash flow, bank financing, the acquisition of Astra primarily through the issuance of Common Stock, additional equity in the form of Common Stock sold to the Company's management group, certain employees and existing shareholders in 1992, 1993 and 1995, additional Common Stock sold to JEDI in 1995, and the sale of Series B Preferred Stock to JEDI and Series A Preferred Stock to certain existing shareholders and two new investors in 1995, as well as the commencement of Production Equipment activities in 1993. As discussed elsewhere herein, the operation of the Production Equipment segment has been significantly enhanced by the Smith Acquisition. See "Business -- Company History."

Liquidity and Capital Resources

          Earnings before depreciation and amortization and income taxes amounted to $27.2 million during 1995. Other significant sources of funds during 1995 were amounts available under the Bank Credit Agreement and the JEDI Loan Agreement and proceeds from sales of Common Stock and Preferred Stock. Significant uses of funds included the repayment of debt under the Bank Credit Agreement and net capital expenditures aggregating $69 million during 1995.

          The financing necessary to support the Company's historical operations has principally been provided from borrowings under the Bank Credit Agreement and sales of Common Stock.

          For a discussion of the Company's anticipated capital expenditures for the next two years, see "Business -- Business Strategy."

          Historically, inflation has not had a significant impact on the operations of the Company.

Results of Operations

Year ended December 31, 1995 compared to year ended December 31, 1994

Revenues

          Revenues from Leasing and Maintenance increased by $16.1 million, or 50%, from $32.0 million in 1994 to $48.1 million in 1995. This increase resulted primarily from the addition of 456 compression units, aggregating 189,853 horsepower, to the compressor rental fleet. Monthly horsepower utilization of 93% to 96% during 1995 was consistently in excess of the industry average.

          Revenues from Compressor Packaging increased by $13.4 million, or 83%, from $16.2 million in 1994 to $29.6 million in 1995. Compressor Packaging operations generated operating profit (earnings before depreciation and amortization expense and interest expense) of $1,969,000 during 1995, as compared to $1,270,000 during 1994.

          Revenues from Production Equipment increased by $8.7 million, or 119%, from $7.3 million in 1994 to $16.0 million in 1995. Production Equipment operations resulted in an operating profit (earnings before depreciation and amortization expense and interest expense) of $641,000 during 1995, as compared to an operating profit of $364,000 during 1994.

Expenses

          Leasing and Maintenance expenses increased by $5.9 million, or 54%, from $11.0 million in 1994 to $16.9 million in 1995. This increase resulted from additions to the compressor rental fleet as reflected by a 50% increase in Leasing and Maintenance revenue.

          Costs and expenses of Compressor Packaging increased by $11.5 million, or 84%, from $13.7 million in 1994 to $25.2 million in 1995. This increase is attributable to the increase in Compressor Packaging operations.

          Costs and expenses of Production Equipment increased by $7.1 million, or 122%, from $5.8 million in 1994 to $12.9 million in 1995. This increase resulted from an increase in the volume of production equipment fabrication.

          Selling, general and administrative expenses increased by $3.9 million, or 46% from $8.4 million in 1994 to $12.3 million in 1995. This increase resulted from the expanded level of activity in each of the Company's business segments.

          Depreciation and amortization increased $5.4 million, or 67%, from $8.1 million in 1994 to $13.5 million in 1995. This increase resulted from expansion of the rental fleet and other capital expenditures.

          Interest expense increased $2.6 million, or 130%, from $2.0 million in 1994 to $4.6 million in 1995 as a result of borrowings under the Bank Credit Agreement and the JEDI Loan Agreement which was used for general corporate purposes as well as to finance additions to the compressor rental fleet.

          The Company's effective income tax rate approximates the statutory income tax rate during 1995 and 1994. Accordingly, the $900,000 increase, or 35%, from $2.6 million in 1994 to $3.5 million in 1995 results from a comparable 31% increase in income before income taxes from 1994 to 1995.

Year ended December 31, 1994 compared to year ended December 31, 1993

Revenues

          Revenues from Leasing and Maintenance increased by $6.3 million, or 25%, from $25.7 million in 1993 to $32.0 million in 1994. This increase resulted primarily from the addition of 168 compression units, aggregating 84,060 horsepower, to the compressor rental fleet. Monthly horsepower utilization of 94% to 96% during 1994 was consistently in excess of the industry average.

          Revenues from Compressor Packaging increased by $2.2 million, or 15%, from $14.0 million in 1993 to $16.2 million in 1994. This increase resulted from an increase in the volume of Compressor Packaging during 1994 following the move in August, 1993, to an expanded fabrication facility. Compressor Packaging operations generated operating profit (earnings before depreciation and amortization expense and interest expense) of $1,270,000 during 1994, as compared to $814,000 during 1993.

          Revenues from Production Equipment increased by $4.1 million, or 129%, from $3.2 million in 1993 to $7.3 million in 1994. This increase resulted from an increase in the volume of production equipment fabrication as well as 1994 being the first full year for production equipment packaging, the operations of which commenced in March, 1993. Production Equipment operations resulted in an operating profit (earnings before depreciation and amortization expense and interest expense) of $364,000 during 1994, as compared to an operating loss of $130,000 during 1993.

Expenses

          Leasing and Maintenance expenses increased by $1.3 million, or 13%, from $9.7 million in 1993 to $11.0 million in 1994. This increase resulted from additions to the compressor rental fleet as reflected by a 25% increase in Leasing and Maintenance revenue.

          Costs and expenses of Compressor Packaging increased by $1.6 million, or 13%, from $12.1 million in 1993 to $13.7 million in 1994. This increase is attributable to the increase in Compressor Packaging operations.

          Costs and expenses of Production Equipment increased by $3.1 million, or 117%, from $2.7 million in 1993 to $5.8 million in 1994. This increase resulted from an increase in the volume of production equipment fabrication and the inclusion of a full year of operations in 1994.

          Selling, general and administrative expenses increased by $1.0 million, or 14% from $7.4 million in 1993 to $8.4 million in 1994. This increase resulted from the expanded level of activity in each of the Company's business segments.

          Depreciation and amortization increased $2.3 million, or 41%, from $5.8 million in 1993 to $8.1 million in 1994. This increase resulted from additions to the rental fleet and other capital expenditures which aggregated $31.8 million during 1994.

          Interest expense increased $700,000, or 56%, from $1.3 million in 1993 to $2.0 million in 1994 as a result of borrowings under the Credit Agreement which was utilized to finance additions to the compressor rental fleet.

          The Company's effective income tax rate approximates the statutory income tax rate during 1994 and 1993. Accordingly, the $1.0 million increase, or 62%, from $1.6 million in 1993 to $2.6 million in 1994 results from a comparable 63% increase in income before income taxes from 1993 to 1994.

                                   BUSINESS

Company History

          The Company was incorporated in Delaware in October 1990 as a majority-owned subsidiary of Hanover Energy Inc., a Texas corporation ("HEI"). In November and December 1990, the Company acquired all of the capital stock of Guerra Engineering, Inc., a Texas corporation ("GEI"), Energy Recovery Systems, Inc., a Texas corporation ("ERSI"), and PWMI, and substantially all of the assets of C&B Compression Sales and Service, Inc., a Louisiana corporation ("C&B"), which acquisitions were accounted for using the purchase method of accounting.

          In May 1991, HEI was acquired by Hanover Energy Holding Corporation, a Delaware corporation ("HEHC"), the principal stockholders of which were GKH.

          In July 1991, HEHC acquired all of the common stock of Maintech Enterprises, Inc., a Texas corporation ("MEI"), through a subsidiary created solely for that purpose. Such subsidiary was subsequently merged into MEI, and HEHC contributed the stock of MEI to the Company in April 1992 in connection with the refinancing of the Company's then current senior credit facility. As a result of the acquisition of MEI, the Company acquired a 50% interest in a joint venture, the operations of which consisted of leasing natural gas compressor units. The remaining interest in the joint venture was acquired by the Company effective April 1, 1993 and the joint venture was liquidated shortly thereafter.

          Effective December 31, 1992, HEI merged into HEHC, and as a result thereof, the Company became a direct majority-owned subsidiary of HEHC. Also effective as of December 31, 1992, GEI and ERSI merged into the Company and, as a result thereof, the separate existence of GEI and ERSI ceased and all of their respective assets and liabilities became vested in the Company.

          On June 24, 1993, Hanover Pipeline Company, a Delaware corporation and a wholly-owned subsidiary of HEHC ("HPC"), was merged with and into the Company (the "HPC Merger"). Pursuant to the HPC Merger, the Company issued to HEHC 2,381.11 shares of Common Stock. HPC's assets consisted of 16 natural gas compressors. HPC had certain potential environmental liabilities estimated at December 31, 1992 to be between $139,000 and $200,000; however, pursuant to the merger agreement, HEHC agreed to indemnify the Company for any diminution in value to the HPC common stock caused by the incurrence by HPC of any environmental liability.

          On October 7, 1993, the Company acquired all of the issued and outstanding stock of Hanna Compressor Group, Inc., an Arkansas corporation ("Hanna Compressor"), from Hanna Investment Group, an Arkansas general partnership ("HIG"), in exchange for 1,875 shares of Common Stock (the "Hanna Acquisition"). Hanna Compressor's assets consisted of (i) six natural gas compressor units, (ii) a 4,000 foot combination division office and maintenance facility situated on five acres of land in Pocola, Oklahoma and (iii) cash. In connection with the Hanna Acquisition, the Company, HEHC, GKH and HIG entered into the Hanna Stockholders' Agreement. See "Principal Stockholders -- Stockholders' Agreements -- Hanna Stockholders' Agreement." Effective as of February 9, 1994, Hanna Compressor was merged into the Company and, as a result thereof, the separate existence of Hanna Compressor ceased and all of its assets and liabilities became vested in the Company.

          On November 5, 1993, the Company sold all of the issued and outstanding capital stock of PWMI to a corporation (the "PWMI Purchaser") controlled by two former employees of PWMI (the "PWMI Employees") for a purchase price equal to $500,000. The purchase price was paid in the form of two secured promissory notes, one in the principal amount of $475,000 and the other in the principal amount of $25,000, each of which bear interest at 8% per annum. The $475,000 note has a ten year amortization, and is payable to the Company in equal monthly installments of principal and interest beginning on December 1, 1993, with the entire outstanding balance due and payable December 1, 1996. The PWMI Purchaser has missed a number of payments under the promissory notes, and the Company and the PWMI Purchaser are currently in the process of negotiating a new payment schedule under the notes. The obligations of the PWMI Purchaser under the notes are guaranteed jointly and severally by the PWMI Employees, which guarantee is secured by a pledge to the Company of the PWMI capital stock, as well as a security interest in certain assets of PWMI. As of December 31, 1995, the promissory notes of PWMI Purchaser have been written down on the books of the Company to $200,000.

          On January 27, 1995, HEHC was merged with and into the Company (the "HEHC Merger") and, as a result thereof, the separate existence of HEHC ceased and all of its assets and liabilities became vested in the Company. Pursuant to the HEHC Merger, the Company issued to the stockholders of HEHC in the aggregate 59,053.11 shares of Common Stock, which was equal to the number of shares of Common Stock owned by HEHC immediately prior to the HEHC Merger. In connection therewith, the Company, GKH and the other stockholders of HEHC immediately prior to the Merger entered into the HEHC Stockholders' Agreement. See "Principal Stockholders -- Stockholders' Agreements -- HEHC Stockholders' Agreement" for a discussion of the terms of the HEHC Stockholders' Agreement. In addition, each former stockholder of HEHC agreed to indemnify the Company for (i) the breach or inaccuracy of any representation or warranty made by HEHC or such stockholder under the HEHC Merger Agreement and (ii) the breach or default of any agreement by HEHC or such stockholder under the HEHC Merger Agreement, payable in shares of Common Stock issued in the HEHC Merger.

          Effective as of January 1, 1995, the Company acquired from CBC Compression, an Oklahoma general partnership ("CBC"), 40 natural gas compressor units and certain related equipment for a purchase price of $3,025,000 plus five percent of rental amounts (exclusive of sales tax, freight and installation charges) received by the Company under the related Master Gas Compression Agreement described below. Pursuant to an agreement (the "Master Gas Compression Agreement") with AnSon Company, a sister partnership of CBC ("AnSon"), the Company agreed to lease the 40 compressors back to AnSon, along with at least 25 additional compressors, for an initial term of 24 months. The Master Gas Compression Agreement is scheduled to continue for an additional 24-month period beyond the initial 24-month period; however, the rental price during such period has not been established. AnSon, CBC and the Company have also entered into a 48-month "most favored vendor" relationship whereby AnSon and CBC have agreed to purchase or lease production equipment from the Company so long as the Company's price is equal to or less than other bidders. Similarly, the Company has agreed to retain trucking services from MB Oilfield Service (an affiliate of CBC and AnSon) during such 48-month period so long as MB Oilfield Service's price is not higher than other bidders for such services.

          Effective as of February 1, 1995, the Company purchased from Gale Force Compression Services, Inc. ("Gale Force") 107 natural gas compressors, certain furniture, fixtures, equipment and other fixed assets, vehicles, the name "Gale Force", and equipment leases for an aggregate purchase price of $9,782,800 plus 1,150 shares of Common Stock (the "Gale Force Acquisition").
The compressors are located primarily in Oklahoma and most are currently leased by the Company pursuant to leases transferred in the sale. Concurrently with the Gale Force Acquisition, the Company entered into a four year alliance agreement with Ward Petroleum, an affiliate of Gale Force, for gas compression services to be provided by the Company. In connection with the Gale Force Acquisition, the Company, GKH and those persons who acquired Common Stock pursuant to the transaction entered into the Gale Force Stockholders' Agreement. See "Principal Stockholders -- Stockholders' Agreements -- Gale Force Stockholders' Agreement" for a discussion of the terms of the Gale Force Stockholders' Agreement. Also in connection with this transaction, the Company entered into an employment agreement with Alan D. Lavenue, a Gale Force affiliate, for a two year term.

          On February 24, 1995, the Company, through its wholly-owned subsidiary, Hanover/Smith, Inc. ("Hanover/Smith"), acquired (the "Smith Acquisition") substantially all of the operating assets of the oil and gas production equipment division of Smith Industries, Incorporated, a Delaware corporation ("Smith"), which has been in the fabrication of oil and gas production equipment industry since its inception in 1927. The assets acquired include real property located in Corpus Christi, Texas, a lease and purchase option on real property located in Columbus, Texas, manufacturing equipment used in the fabrication of oil and gas production equipment, vehicles, inventory, the name "Smith Industries" and Smith's logo. Smith filed for protection under the United States Bankruptcy Code, 11 U.S.C. --101 et seq., in May 1994, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, in a Case styled In Re: Smith Industries, Incorporated, No. 94-43705-H3-11. The Bankruptcy Court approved the necessary orders authorizing the acquisition. The total acquisition price after various credits and adjustments was $2,595,714. The oil and gas production equipment operations of Smith acquired by Hanover/Smith have been consolidated with the existing oil and gas production equipment fabricating operations of the Company and will operate as Hanover/Smith.

          On August 7, 1995, JEDI purchased $20,000,000 of Common Stock at $1,800 per share and $10,000,000 of 6.5% Cumulative Redeemable Convertible Series B Preferred Stock (the "Series B Preferred Stock") at $1,000 per share (the "Series B Preferred Stock Issuance"). See "Description of Capital Stock -- Preferred Stock."

          On August 7 and September 29, 1995, the Company issued 21,602 shares of 6.5% Cumulative Redeemable Series A Preferred Stock (the "Series A Preferred Stock") at $1,000 per share (the "Series A Preferred Stock Issuance"). See "Description of Capital Stock -- Preferred Stock."

          On September 8, 1995, in connection with the Company's acquisition of PGN, the Company issued Walter Rode, a former shareholder of PGN, 571.34 shares of Common Stock.

          On October 13, 1995, in connection with the Astra Merger, the Company issued 30,556 shares of Common Stock to Astra Resources.

          On October 31, 1995, in connection with the merger of Combustion Control Corporation, a Delaware corporation ("Combustion"), with and into the Company, the Company issued 338.43 shares of Common Stock to former shareholders of Combustion.

          On January 24, 1996, each of Glen Wind and Kurt Wind purchased 15 shares of Common Stock (30 shares total) at $1,100 per share.

Industry

          Natural gas compressors generally do not suffer significant technological obsolescence, so that the useful life of a compressor is based primarily on its mechanical integrity. The useful life of a compressor may also be extended by refurbishing or overhauling the compressor at regular intervals of approximately five to six years. Refurbished or overhauled compressors may be leased at prices substantially similar to new compressors.

          The gas compressor industry services both independent producers and major integrated natural gas producers, as well as pipeline, gas processing and gathering and transmission companies, and is substantially dependent on the natural gas industry. The Company believes that independent producers currently account for a substantial portion of the natural gas industry. The Company also believes that independent gas producers are now accounting for an increasing portion of the natural gas produced in the United States relative to that produced by major integrated energy producers and that independent producers are more likely to lease compressors from third parties such as the Company as a result of generally greater constraints on their ability to make the large capital expenditures necessary to purchase compressors. In addition, many major integrated gas producers are directing their capital investments overseas and allowing their U.S. capital base to decline, thus resulting in further increased demand for rental compressors. Moreover, the market for rental compression services has been expanding as gas producers and pipeline companies strive to lower operating costs and improve efficiency by outsourcing their gas handling requirements.

          The Company believes that the market for natural gas compressors is driven by a variety of factors, including, without limitation, (i) the demand for natural gas, (ii) the age of particular gas wells, (iii) the relative price of natural gas to the price of oil or other alternative energy sources and (iv) the season. All other things being equal, the gas compression industry is generally benefited by either an increase in gas prices, which generally results in the development of new wells, fields and pipeline systems and a corresponding increase in demand for compression, or, up to a point, by a decrease in natural gas prices, which results in outsourcing by independent producers and an increase in the need for leased compression. Increases in the age of natural gas wells also has a positive impact on the gas compression industry since older wells generally experience a decline in their reservoir pressure and require compressors to increase their productivity. In contrast, a number of factors would potentially have an adverse effect on the gas compressor industry. See "Risk Factors -- Natural Gas Compressor Industry Considerations."

          Conversely, all other things being equal, a relative decrease in the price of oil or other energy sources as compared to natural gas generally will have an adverse effect on the natural gas compression industry since such circumstances encourage energy users to switch from natural gas to alternative fuel sources thereby decreasing demand for natural gas.

          The Company believes that the natural gas compressor industry is also affected by seasonality, with the highest demand for compression in winter months when natural gas is in greater demand. As a result of such seasonality, the Company generally experiences slightly decreased revenues for its Leasing and Maintenance segment during the months of May through August.

          In addition, the Company believes that as environmental considerations become more important due to the Federal Clean Air Act and related legislative and social considerations, natural gas, as a cleaner burning fuel than either oil or coal, will make up a greater share of the domestic energy market. Additionally, the continuing economic development of lesser developed countries appears to be having a favorable impact on the demand for natural gas and related gas handling projects. However, there can be no assurance that such increased use of natural gas will occur.

Market Position

Leasing and Maintenance

          The Company believes that the market for the leasing of natural gas compressors may be distinguished from the market for the sale of natural gas compressors since the decision to lease a compressor is generally made prior to a customer's entrance into the marketplace. Generally, lessees are customers who anticipate only a short term need for the compressor which is substantially less than the estimated useful life of the unit or customers who are unable to or otherwise choose not to internally finance the purchase of such units.

          The Company believes that the natural gas compressor leasing industry may be divided into categories based on the compressor horsepower and that market share of the participants in the industry may be determined based on either (i) the number of units leased by such participants or (ii) the total horsepower leased by such participants.

          The Company's compressor fleet as of December 31, 1995 was divided by horsepower as follows:


      ======================================================================
                                          Units          Total Horsepower
       Category (by Horsepower)        (% of Fleet)        (% of fleet)
       ------------------------        ------------
       =====================================================================
       0 - 44                          109      (9%)       3,482    (1%)
       ---------------------------------------------------------------------
       45 - 60                         102      (8%)       5,746    (1%)
       ---------------------------------------------------------------------
       61 - 100                        227     (19%)      18,350    (4%)
       ---------------------------------------------------------------------
       101 - 200                       272     (22%)      38,265    (9%)
       ---------------------------------------------------------------------
       201 - 500                       232     (19%)      72,559   (18%)
       ---------------------------------------------------------------------
       501 - 800                       95       (8%)      63,004   (15%)
       ---------------------------------------------------------------------
       801 - 1100                      83       (7%)      81,826   (20%)
       ---------------------------------------------------------------------
       1100+                           95       (8%)     135,248   (32%)
       ---------------------------------------------------------------------
            TOTAL                      1,215  (100%)     418,480  (100%)
       =====================================================================

          Based on industry statistics, the Company believes that the U.S. natural gas compressor leasing industry is a highly fragmented business made up of in excess of 50 companies aggregating approximately 2,200,000 horsepower. Based on information available to the Company, the Company believes that it is the fourth largest compressor leasing company in the U.S. based on total units and the second largest compressor leasing company in the U.S. based on total operating horsepower.

Compressor Packaging

          The Compressor Packaging business, carried on primarily through MEI, competes with other manufacturers of compressor units. The Compressor Packaging business is dominated by a few major competitors, several of whom also compete with the Company in the compressor leasing business. Although sufficient information is not available to definitively estimate the Company's relative position in the Compressor Packaging market, management believes that the Company is the sixth largest Compressor Packaging company in the U.S. based on estimated 1995 revenues of the Company's competitors in such business.

Production Equipment

          The Production Equipment business is a highly fragmented business with approximately eight substantial competitors. The Company believes that, with the Smith Acquisition, it is among the top five major competitors in the business.

Business Strategy

          The Company's primary focus will be continued expansion of the compression rental fleet. Anticipated levels of capital expenditures, from internally generated cash flow and bank financing, relating to the rental fleet amount to approximately $60 million during 1996 and $50 million during 1997.
The rental fleet consisted of 1,215 units aggregating 418,480 horsepower at December 31, 1995. With the level of capital expenditures contemplated, management believes that the Company's rental fleet should grow to approximately 525,000 horsepower by year end 1996. In addition, the contribution of the Production Equipment segment is expected to increase, both in terms of revenues and operating income, in light of the Smith Acquisition. However, there can be no assurances that the above projections will actually be met.

          The Company does not anticipate making any material expenditures for product research and development inasmuch as the Company's Leasing and Maintenance, Compressor Packaging and Production Equipment segments do not generally require such expenditures.

Operations

          The following tables show (i) the revenues and operating profit (loss) for each of the years ended December 31, 1995, December 31, 1994 and December 31, 1993 and (ii) the assets of the Company as of December 31, 1995, December 31, 1994 and December 31, 1993, in each case for each of the Leasing and Maintenance segment, the Compressor Packaging segment, the Production Equipment segment and the Company's other revenue sources:

=======================================================================================================
                                    Year Ended
                                 December 31, 1995
                                 -----------------
                                                           Year Ended               Year Ended
                                    (unaudited)         December 31, 1994       December 31, 1993
                                                        -----------------       -----------------
=======================================================================================================
Revenues:
-------------------------------------------------------------------------------------------------------
  Leasing and Maintenance             $48,120,115            $32,024,912             $25,722,662
-------------------------------------------------------------------------------------------------------
  Compressor Packaging                 29,593,205             16,201,887              14,034,275
-------------------------------------------------------------------------------------------------------
  Production Equipment                 16,007,855              7,271,641               3,178,386
-------------------------------------------------------------------------------------------------------
  Other                                   776,161                581,526                 411,298
-------------------------------------------------------------------------------------------------------
    TOTAL REVENUES                    $94,497,336            $56,079,966             $43,346,621
-------------------------------------------------------------------------------------------------------
Operating profit (loss)(1):
-------------------------------------------------------------------------------------------------------
  Leasing and Maintenance             $26,788,999            $17,070,138             $12,775,114
-------------------------------------------------------------------------------------------------------
  Compressor Packaging                  1,969,070              1,270,314                 813,868
-------------------------------------------------------------------------------------------------------
  Production Equipment                    641,464                363,851                (130,492)
-------------------------------------------------------------------------------------------------------
  Other(2)                             (2,233,078)            (1,590,505)             (2,066,368)

-------------------------------------------------------------------------------------------------------
     TOTAL OPERATING PROFIT           $27,166,455            $17,113,798             $11,392,122
=======================================================================================================

(1) Determined by subtracting expenses from revenues for each segment and adding back the corresponding portion of depreciation and amortization expense and interest expense.

(2)  Consists primarily of corporate administrative expenses.

==================================================================================================
                                   December 31, 1995
                                   ------------------
                                      (unaudited)        December 31, 1994  December 31, 1993
                                                         -----------------  -----------------
==================================================================================================
Assets:
--------------------------------------------------------------------------------------------------
  Leasing and Maintenance               $226,483,062        $100,428,593        $70,807,541
--------------------------------------------------------------------------------------------------
  Compressor Packaging                     8,832,811           8,453,184          3,535,761
--------------------------------------------------------------------------------------------------
  Production Equipment                    14,101,918           5,562,940          2,140,545
--------------------------------------------------------------------------------------------------
  Other                                    2,988,521             169,435            295,478
--------------------------------------------------------------------------------------------------
    TOTAL ASSETS                        $252,406,312        $114,614,152        $76,779,325
==================================================================================================

Leasing and Maintenance

          The Company provides natural gas compression equipment, on a rental basis, primarily to natural gas production and transmission companies. These rental units are utilized to compress natural gas when the reservoir pressure for a natural gas field is less than the pressure for the natural gas pipeline transporting the gas. The Company also provides maintenance of customer-owned compressor units as well as compressor parts sales to third parties.

          As of December 31, 1995, the Company's gas compressor fleet consisted of 1,215 units, ranging from 25 to 2,650 horsepower, of which 93.5% of available horsepower and 91.6% of the available units were being utilized. Leases for the compressor units provide for fixed monthly payments for an average term of approximately six months and continue thereafter on a monthly basis. Based on the Company's historical operations, the Company estimates that the terms of its leases have extended for an average of approximately 24 months.

          Although natural gas compressors generally do not suffer significant technological obsolescence, they do require routine maintenance and periodic refurbishing to prolong their useful life. In general, the Company anticipates refurbishing its compressor units approximately every five to six years.

          The Company's compressor leasing activities are located in Texas, Oklahoma, Arkansas, Louisiana, New Mexico, Mississippi, Alabama, Kansas, Colorado and offshore Gulf of Mexico, Trinidad, Venezuela and Argentina.

Compressor Packaging

          The Company's Compressor Packaging segment, operated primarily through MEI, designs, engineers and assembles compression units for sale to third parties as well as for placement in its compressor fleet. In general, units to be sold to third parties are assembled according to such customer's specifications and sold on a turnkey basis. Components for such compressor units are acquired from third party suppliers. At December 31, 1995, backlog of fabrication of compressor units amounted to 7.5 million.

Production Equipment

          The Company designs and fabricates and, to a lesser extent, rents a broad range of oil and gas production equipment designed to heat, separate, dehydrate and measure crude oil and natural gas. The product line includes line heaters, oil and gas separators, glycol dehydration units and skid mounted production packages designed for both onshore and offshore production facilities. At December 31, 1995, backlog of production equipment fabrication amounted to $5.3 million.

Customers

          No amounts received from any individual customer equaled more than 10% of the Company's consolidated revenues during 1994 or 1995.

Competition

Leasing and Maintenance

          The natural gas compressor leasing business is highly competitive. Overall, the Company experiences considerable competition from larger companies with significantly greater financial resources and, on a regional basis, several smaller companies compete directly with the Company. Based on information available to the Company, the Company ranks among the top four companies providing compressor units on a rental basis based on the number of units and among the top three based on total available horsepower. See "-- Market Position."

          The Company believes that it competes in the Leasing and Maintenance segment on the basis of price, customer service, including the availability of personnel in remote locations, flexibility in meeting customer needs and quality and reliability of its compressors and related services.

Compressor Packaging

          The Company believes that it competes in the Compressor Packaging segment based on price and quality and that the Company is competitive in both areas.

Production Equipment

          The Company believes that it competes in the Compressor Packaging segment based on price and quality and that the Company is competitive in both areas. Competition in the Production Equipment segment is also based on the ability to service customers' needs. The Company believes that with the Smith Acquisition, it is among the top five major competitors in the Production Equipment market.

Employees

          As of December 31, 1995, the Company employed approximately 556 people, of which 28 were administrative, 27 were sales, 120 were Compressor Packaging personnel, 157 were Production Equipment personnel and 224 were in field service locations. No employees are represented by labor unions and the Company believes that its relations with its employees is satisfactory.

Insurance

          Natural gas operations are subject to certain risks, including explosions, uncontrollable flows of gas or well fluids, fires, pollution and other environmental risks. These risks could expose the Company to substantial liability for injury and loss of life, property damage, pollution and other environmental damages, and consequential damages, if such damages resulted from a compressor defect or from the Company's negligence in maintaining, servicing or refurbishing its compressors.

          The Company believes that is has obtained adequate insurance to cover such risks; however, no assurance can be given that such insurance will be adequate to cover the Company's operations in the event the Company incurs liability in excess of anticipated potential levels or that such insurance will be generally available in the future or, if available, that premiums will be commercially reasonable. See "Risk Factors -- Potential Liability and Insurance."

Properties and Assets

          As of December 31, 1995, the Company's rental fleet consisted of 1,215 compressor units, five of which are leased and the remainder of which are owned by the Company, with a total of 418,480 horsepower and an average of 344 horsepower. By virtue of the Smith Acquisition, the Company also owns substantially all of the operating assets of the oil and gas production equipment division of Smith. The assets acquired include real property located in Corpus Christi, Texas, a lease and purchase option on real property located in Columbus, Texas, manufacturing equipment used in the fabrication of oil and gas production equipment, vehicles, inventory, the name "Smith Industries" and Smith's logo.

          The Company owns its corporate offices in Houston, Texas, which are housed in a combination corporate office and compressor fabrication facility consisting of approximately 190,000 square feet plant capacity located on twenty-six acres. This facility (assuming the purchase of the adjacent land) is anticipated to provide the Company with sufficient space and capacity for at least the next three years. The Company also owns (i) a 6,400 square foot combination office and maintenance shop located on two acres in Oklahoma City, Oklahoma, (ii) a 4,000 foot combination division office and maintenance facility situated on five acres of land in Pocola, Oklahoma, (iii) its maintenance facilities in Midland, Texas and Fort Smith, Arkansas, (iv) real property located in Corpus Christi, Texas, (v) a 13,000 square feet facility in East Bernard, Texas which is being converted to a compressor maintenance and refurbishment facility, and (vi) a lease and purchase option regarding the 212,000 square feet manufacturing facility located on 83 acres in Columbus, Texas. In addition, the Company leases its maintenance facilities in Victoria, Texas and Lafayette, Louisiana under ten-year leases.

Litigation

          The Company is not a party to any litigation that, in the judgment of management, would have a material adverse effect on the Company's operations or financial condition if adversely determined.

Governmental Regulation

          The Company is subject to various federal and state laws and regulations relating to environmental protection, including regulations regarding emission controls. The Company believes that it is in substantial compliance with such laws and regulations and that the phasing in of emission controls and other known standards at the rate currently contemplated by such laws and regulations will not have a material adverse effect on the Company's financial condition or results of operations. However, various state and federal agencies from time to time consider adopting new laws and regulations or amending existing laws and regulations regarding environmental protection.
While the Company may be able to pass on the additional costs of complying with such laws, there can be no assurance that attempts to do so would be successful. Accordingly, new laws or regulations or amendments to existing laws or regulations could require the Company to undertake significant capital expenditures and could otherwise have a material adverse effect on the Company's financial condition and results of operations.

          From time to time since President Clinton took office, his administration has proposed various taxes with respect to the energy industry, none of which have been enacted and all of which have received significant scrutiny from various industry lobbyists. At the present time, given the uncertainties regarding the proposed taxes, including the uncertainties regarding the terms which the proposed taxes might ultimately contain and the industries and persons who may ultimately be subject to any such taxes, it is not possible to determine whether any such tax will have a material adverse effect on the Company.

                                  MANAGEMENT

Directors and Executive Officers

          The directors and executive officers of the Company are set forth below. Positions with the Company include positions with the Company's predecessors. All directors hold office until the annual meeting of the stockholders following their election or until their successors are duly elected and qualified. Officers are appointed by and serve at the discretion of the Board.

========================================================================================
Name                          Age      Position
----                          ---      --------
----------------------------------------------------------------------------------------
Michael A. O'Connor           60       Chairman of the Board; Director
----------------------------------------------------------------------------------------
Michael J. McGhan             41       President and Chief Executive Officer; Director
----------------------------------------------------------------------------------------
Curtis Bedrich                53       Chief Financial Officer and Treasurer
----------------------------------------------------------------------------------------
William S. Goldberg           37       Executive Vice President; Director
----------------------------------------------------------------------------------------
Charles D. Erwin              35       Vice President, Sales
----------------------------------------------------------------------------------------
William C. Bryant             42       Vice President, Sales-Mid Continent
----------------------------------------------------------------------------------------
Maxwell C. McDonald           47       Vice President, Sales-Southeast
----------------------------------------------------------------------------------------
Joseph Bradford               36       Vice President, Operations-Western Division
----------------------------------------------------------------------------------------
Donald M. DeVille             40       Vice President
----------------------------------------------------------------------------------------
Teddy J. Head                 43       Vice President
----------------------------------------------------------------------------------------
Richard S. Meller             38       Secretary
----------------------------------------------------------------------------------------
Jeri Howell                   43       Assistant Secretary
----------------------------------------------------------------------------------------
Ted Collins, Jr.              56       Director
----------------------------------------------------------------------------------------
Robert Wasielewski            33       Director
----------------------------------------------------------------------------------------
Melvyn N. Klein               53       Director
----------------------------------------------------------------------------------------
Alvin V. Shoemaker            56       Director
----------------------------------------------------------------------------------------
James Hanna                   61       Director
----------------------------------------------------------------------------------------
William E. Simon, Jr.         44       Director
----------------------------------------------------------------------------------------
Robert R. Furgason            59       Director
----------------------------------------------------------------------------------------
Steven L. Kitchen             50       Director
----------------------------------------------------------------------------------------
C. Bob Cline                  49       Director
----------------------------------------------------------------------------------------
Mark A. Ruelle                34       Director
========================================================================================

          Michael O'Connor has served as Chairman of the Board and a director of the Company since January 1992. Prior thereto, Mr. O'Connor served as president of Gas

Compressors Inc. from 1965 through 1986 and was a private investor from January 1, 1987 through January 1, 1992. Mr. O'Connor also serves as a director of certain affiliates of the Company.

          Michael J. McGhan has served as President and Chief Executive Officer of the Company since October 1991 and served as Chief Operating Officer of the Company from December 1990 through October 1991. Mr. McGhan has served as a director of the Company since March, 1992. Prior thereto, Mr. McGhan was sales manager of Energy Industries, Inc. ("EII"). Mr. McGhan has been involved in the gas compression industry for 17 years. Mr. McGhan also serves as a director of certain affiliates of the Company.

          Curtis Bedrich has served as Chief Financial Officer and Treasurer of the Company since November 1991. Mr. Bedrich served as Vice President of Adobe Resources Corporation from 1980 until 1991. Mr. Bedrich has been involved in the oil and gas industry for 18 years.

          William S. Goldberg has served as Executive Vice President and director of the Company since May 1991. Mr. Goldberg has been employed by GKH since 1988 and has served as Managing Director of GKH since June 1990. Mr. Goldberg also serves as a director of certain affiliates of the Company.

          Charles D. Erwin has served as a Vice President of the Company since October 1990 and served as a sales representative of EII from 1985 until October 1990. Mr. Erwin has been involved in the gas compression industry for 10 years.

          William C. Bryant has served as a Vice President of the Company since October 1990 and served as a sales representative of EII from 1988 until October 1990. Mr. Bryant has been involved in the gas compression industry for 20 years.

          Maxwell C. McDonald has served as a Vice President of the Company since December 1990 and served as President of C&B from 1985 until its acquisition by the Company in 1990. Mr. McDonald has been involved in the gas compression industry for 22 years.

          Joe Bradford has served as a Vice President of the Company since March 1993 and served as Operations Manager from January 1, 1991 until March 1993.
Mr. Bradford served as mechanic supervisor of HEI from 1987 until January 1991. Mr. Bradford has been involved in the oil and gas industry for 20 years.

          Donald M. DeVille has served as a Vice President of the Company since February 14, 1996. Mr. DeVille has been involved in the gas compression industry for 16 years.

          Teddy J. Head has served as a Vice President of the Company since February 14, 1996. Mr. Head has been involved in the gas compression industry for 22 years.

          Richard S. Meller has served as Secretary of the Company since October 1991. Mr. Meller is a partner of the law firm of Neal, Gerber & Eisenberg, which provides legal services to the Company and GKH.

          Jeri Howell has served as Assistant Secretary of the Company since May 15, 1995.

          Ted Collins, Jr. has served as a director of the Company since April 1992. Mr. Collins is the President of Collins & Ware Properties, Inc., a natural gas producer. Mr. Collins has 35 years of experience in the oil and gas industry.

          Robert Wasielewski has served as a director of the Company since May 15, 1995. Mr. Wasielewski has served as an Associate of GKH since October 1991. Prior to that time, Mr. Wasielewski was a Vice President of Citicorp's leveraged capital division. Mr. Wasielewski also serves as a director of certain affiliates of the Company.

          Melvyn N. Klein has served as a director of the Company since May 1991. Mr. Klein is the sole stockholder of a corporation which is a general partner of GKH Partners, L.P. Mr. Klein has been an attorney and counselor-at-law since 1968. Mr. Klein serves as a director of Bayou Steel Corporation, Anixter International Corporation, Santa Fe Energy Resources, Inc., Savoy Pictures Entertainment, Inc. and certain privately held companies. Mr. Klein is also a founder and principal of Questor Partners Fund, L.P.

          Alvin V. Shoemaker has served as a director of the Company since May 1991 and has been a private investor since his retirement as chairman of the board of The First Boston Corporation in January 1989.

          James Hanna has served as a director of the Company since May 15, 1995. Mr. Hanna is the President of Hanna Oil and Gas Company, and a director of the Independent Petroleum Association of America and the Merchants National Bank of Fort Smith, Arkansas. Mr. Hanna has 35 years of experience in the oil and gas industry.

          William E. Simon, Jr. has served as a director of the Company since December 21, 1995. Mr. Simon is also the Executive Director of William E. Simon & Sons, L.L.C., a private investment company based in Morristown, New Jersey and is a former Assistant United States Attorney for the Southern District of New York.

          Robert R. Furgason has served as a director of the Company since May 15, 1995. Mr. Furgason is the President of Texas A&M University -- Corpus Christi, and has held a series of faculty and administrative positions at various universities. Mr. Furgason is the former President of the Accreditation Board for Engineering and Technology Board of Directors, and also serves on a number of other accreditation and policy boards.

          Steven L. Kitchen has served as a director of the Company since March 1, 1996.

          C. Bob Cline has served as a director of the Company since December 21, 1995. Mr. Cline is Chairman, President and Chief Executive Officer of Westar Capital, Inc., a subsidiary of Western Resources, Inc. and a shareholder of the Company. Mr. Cline has 24 years of experience in the oil and gas industry.

          Mark A. Ruelle has served as a director of the Company since December 31, 1995. Mr. Ruelle is also vice president, corporate development of Western Resources, Inc. Mr. Ruelle has held various positions with Western Resources Inc. in regulation, treasury, finance and planning since 1986.

Compensation of Directors

          Non-employee directors of the Company generally do not receive any compensation for serving on the Board but are entitled to reimbursement for expenses incurred in connection with their attendance at Board meetings. The foregoing notwithstanding, the Company has agreed to pay Mr. Furgason an annual director's fee equal to $15,000, plus $2,500 per Board meeting attended in person by Mr. Furgason, subject to an annual cap of $20,000.

Options

1992 Stock Plan

          In April 1992, the Board adopted the Company's Stock Compensation Plan (the "1992 Stock Plan"), which provides for the granting of options to executive officers, directors, employees or advisors of the Company. The 1992 Stock Plan permits the Board to issue options with respect to a maximum of 15% of the total shares of Common Stock outstanding, computed on a fully diluted basis and including shares which are issuable under the 1992 Stock Plan, at the time of the grant of an option. As of December 31, 1995, options with respect to 1,023 shares of Common Stock were outstanding, 945.60 of which were presently vested, and the remainder of which will generally vest ratably over the next two years. With respect to these options, 172.5 are exercisable at $1.00 per share and
850.5 are exercisable at $725 per share. Options granted under the 1992 Stock Plan are nonstatutory options and are not classified as "incentive stock options" within the meaning of Section 422 of the Code.

          The exercise price for additional options which may be granted under the 1992 Stock Plan would be determined by a committee appointed by the Board (the "Committee"), which Committee is currently comprised of the members of the Board, and may be less than the fair market value of the Common Stock on the date of grant. Other than the maximum number of shares available under the 1992 Stock Plan, there is no minimum or maximum number of shares that may be granted to any person. Options granted under the 1992 Stock Plan generally expire within a specified number of days of the termination of employment of an optionee who is an employee. Options granted under the 1992 Stock Plan fully vest and become exercisable for a specified number of days upon the death or permanent disability of the optionee and are forfeited upon the termination for Cause of the optionee. In addition, options granted under the 1992 Stock Plan fully vest and become exercisable upon the occurrence of a change in control accompanied by a constructive termination of employment of such optionee, all as more fully described in the 1992 Stock Plan.

          Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by the optionee. The term of each option granted under the 1992 Stock Plan may not exceed fifteen years from the date the option is granted. Options may become exercisable in whole at grant or in installments over time, as determined by the Committee. Under the terms of the 1992 Stock Plan, payment upon the exercise of an option may be in cash, by delivery of shares of Common Stock with a fair market value equal to the aggregate exercise price or, if the optionee's stock option agreement so provides, by delivery of a promissory note with such terms as the Committee may approve.

          The acceleration of options in the event of a change of control could be seen as an anti-takeover provision and may have the effect of discouraging a proposal for merger or other efforts to purchase or sell control of the Company.

1993 Option Plan

          In connection with the 1993 Offering, the Board adopted the 1993 Management Stock Option Plan (the "1993 Option Plan") pursuant to which members of the Company's management who purchased Common Stock in the 1993 Offering were issued options to purchase one-third of one share of Common Stock at a purchase price of $725 per share (subject to adjustment for stock splits, stock dividends and other similar events) for each share of Common Stock owned by such persons or purchased by such persons in the 1993 Offering. Such options vest ratably over a five year period which began on June 23, 1993 and are governed by the terms of the 1993 Option Plan and individual option agreements (the "1993 Option Agreements"). As of December 31, 1995, options with respect to 1,514 shares of Common Stock were outstanding, and options with respect to 605.60 were presently vested. Other than with respect to the applicable exercise price and the actual vesting and expiration dates, the 1993 Option Plan and the 1993 Option Agreements are substantially the same as the Employee Option Plan and the Employee Option Agreements, respectively.

Senior Executive Plan

          In connection with the 1993 Offering, Messrs. O'Connor and McGhan were granted options pursuant to the Company's Senior Executive Stock Option Plan (the "Senior Executive Plan") to purchase up to 1,291.95 and 645.97 shares of Common Stock, respectively, at an exercise price of $833.75 per share (subject to adjustment for stock splits, stock dividends and similar events). Such options vest ratably over a seven year period which began on June 29, 1993 and will fully vest upon an optionee's death or permanent disability or upon the occurrence of a Capital Event (as defined in the Senior Executive Plan) resulting in a compounded annual return of 20% actually realized on the shares of Common Stock purchased in the 1993 Offering. In addition, on May 15, 1995, Messrs. McGhan and Bedrich were granted options to purchase 215.32 and 430.65 shares of Common Stock, respectively, under the Senior Executive Plan. Such options have the same terms as those issued to Messrs. O'Connor and McGhan in connection with the 1993 Offering, except that such options will vest ratably over a seven year period which began on May 15, 1995.

          Options granted under the Senior Executive Plan generally expire within a specified number of days of the termination of employment of an optionee, and such options will be forfeited upon the termination for Cause of an optionee. The term of each option may not exceed 10 years from the date the option is granted. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by the optionee. Options granted under the Senior Executive Plan are nonstatutory options and are not classified as "incentive stock options" within the meaning of Section 422 of the Code.

          Pursuant to the agreements executed in connection with the grant of options under the Senior Executive Plan, each of Messrs. O'Connor, McGhan and Bedrich agreed that he will not, during the term of such agreement and for a period of one year thereafter, (i) compete with any business of the Company and
(ii) without the Company's consent, disclose to persons outside the Company confidential information concerning the Company.

1995 Management Option Plan

          In connection with the 1995 Management Offering at $1,100 per share, the Board adopted the 1995 Management Stock Option Plan (the "1995 Management Option Plan"), pursuant to which members of the Company's management and employees who purchased Common Stock in the 1995 Management Offering were issued options to purchase one-third of one share of Common Stock at a purchase price of $1,100 per share (subject to adjustment for stock splits, stock dividends and other similar events) for each share of Common Stock purchased by such persons in the 1995 Management Offering. Such options vest ratably over a five year period which began on July 7, 1995, and are governed by the terms of the 1995 Management Option Plan and individual option agreements (the "1995 Management Option Agreements"). As of the date of this Offering Memorandum, options with respect to 83.33 shares of Common Stock were outstanding, none of which were presently vested. Other than with respect to the applicable exercise price and the actual vesting and expiration dates, the 1995 Management Option Plan and the 1995 Management Option Agreements are substantially the same as the Employee Option Plan and the Employee Option Agreements, respectively.

1995 Employee Option Plan

          In connection with the 1995 Employee Offering at $1,500 per share, the Board adopted the 1995 Employee Stock Option Plan (the "1995 Employee Option Plan"), pursuant to which members of the Company's management who purchased Common Stock in the 1995 Employee Offering were issued options to purchase one-third of one share of Common Stock at a purchase price of $1,500 per share (subject to adjustment for stock splits, stock dividends and other similar events) for each share of Common Stock purchased by such persons in the 1995 Employee Offering. Such options vest ratably over a five year period which began on August 31, 1995, and are governed by the terms of the 1995 Employee Option Plan and individual option agreements (the "1995 Employee Option Agreements"). As of the date of this Offering Memorandum, options with respect to 575.67 shares of Common Stock were outstanding, none of which were presently vested. Other than with respect to the applicable exercise price and the actual vesting and expiration dates, the 1995 Employee Option Plan and the 1995 Employee Option Agreements are substantially the same as the Employee Option Plan and the Employee Option Agreements, respectively.

Rode Issuance

          In connection with the Company's acquisition of PGN, the Company granted Walter Rode, a former shareholder of PGN, options to purchase 190.45 shares of Common Stock at $1,500 per share. The terms of these options are identical to the 1995 Employee Option Plan, except that the vesting period began on September 8, 1995.

Winds Issuance

          In connection with the issuance of 15 shares of Common Stock to each of Glen Wind and Kurt Wind (30 shares total) as of January 24, 1996, the Company granted to each of Glen Wind and Kurt Wind options to acquire 75 shares of Common Stock (150 shares total) at $1 per share exercisable on terms substantially similar to the terms of the options granted under the 1995 Employee Offering.

Incentive Option Plan

          In connection with the 1993 Offering, the Board adopted the Company's Incentive Option Plan, which was amended and restated as of July 20, 1995 (as amended, the "Incentive Option Plan"), participation in which was open to members of management who participated in the 1993 Offering and who are employed by the Company or any of its subsidiaries or affiliates at the time of a Capital Event (as defined in the Incentive Option Plan) (each a "1993 Eligible Participant").

          Pursuant to the Incentive Option Plan as presently constituted, the Company granted certain employees options to purchase 8,554 shares of Common Stock at an exercise price of $725 per share. The options vest ratably over a five year period commencing July 20, 1995 and are governed by the Incentive Option Plan and individual option agreements (the "Incentive Option Agreements"). As of the date of this Offering Memorandum, options with respect to 8,554 shares of Common Stock were outstanding, none of which are presently vested. Other than with respect to the applicable exercise price and the actual vesting and expiration dates, the Incentive Option Plan and the Incentive Option Agreements are substantially the same as the Employee Option Plan and the Employee Option Agreements.

Summary Compensation Table

          The following table sets forth the total compensation that was awarded to, earned by or paid to Michael J. McGhan, Michael O'Connor, Curtis Bedrich, Maxwell McDonald and Charles Erwin (the five other most highly paid executive officers) as a group during the year ended December 31, 1995.

====================================================================================================
                                                                    Long Term        All Other
                                            Annual Compensation    Compensation    Compensation(1)
                                                                   Awards Option
                                             Salary     Bonus         Grants
====================================================================================================
CEO and four other most highly               $500,000  $527,120         --              $4,326
 compensated executive officers...........
====================================================================================================

(1)  Consisting of life insurance premiums.

Option Grants in Last Fiscal Year

          During the year ended December 31, 1995, the Company granted the following number of Options: (i) 645.97 under the Senior Executive Plan, (ii)
83.33 under the 1995 Management Option Plan, (iii) 575.67 under the 1995 Employee Option Plan, (iv) 8,554 under the Incentive Option Plan and (v) 190.45 to Walter Rode in connection with the Company's acquisition of PGN. The Company has not, to date, granted any stock appreciation rights.

Fiscal Year End Option Values

          Shown below is information with respect to unexercised options to purchase Common Stock in effect as of year-end 1995, all of which were granted pursuant to the existing option plans of the Company as described in this Offering Memorandum. See "Management -- Options." None of such options have been exercised.

==========================================================================================================
                                   Number of Unexercised Options    Value of Unexercised in-the-Money
                                         December 31, 1995            Options at December 31, 1995
                                         -----------------            ----------------------------
                                   Exercisable   Unexercisable      Exercisable          Unexercisable
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
CEO and four other most highly       1,893.66        9,468.33        $2,036,781           $9,836,610
 compensated executive officers
==========================================================================================================

Employment Contracts and Other Agreements

          In connection with the Gale Force Acquisition, the Company entered into an employment agreement with Alan D. Lavenue providing for a two year term. In connection with the Astra acquisition, the Company adopted a severance plan for Astra employees. Such severance plan provides that if, within 12 months following the Astra acquisition, an Astra employee is terminated without cause or his or her compensation is reduced by 5% or more as measured relative to his or her compensation level at the effective time of the Astra acquisition, such employee is entitled to receive a severance payment equal to (i) the product of
(a) 12 and (b) the employee's average compensation for the 12 month period preceding such employee's termination, less (ii) the amount of compensation actually paid to such employee since the effective time of the Astra acquisition.

Compensation Committee and Insider Participation

          The Compensation Committee of the Board consists of Messrs. Goldberg, Shoemaker, O'Connor and Furgason. All decisions with respect to compensation are made by the Board after consideration of the advice of the Compensation Committee. From time to time, Mr. McGhan will participate in the deliberations regarding compensation of the other executive officers of the Company.

=====================================================================================================
                                              OPTIONS ISSUED
                          OPTIONS ISSUED       PURSUANT TO
                           PURSUANT TO          THE 1995         OPTIONS ISSUED     OPTIONS ISSUED
                             THE 1995            EMPLOYEE         PURSUANT TO        PURSUANT TO
                            MANAGEMENT         STOCK OPTION      THE INCENTIVE        THE SENIOR
                            OPTION PLAN           PLAN            OPTION PLAN        EXECUTIVE PLAN
-----------------------------------------------------------------------------------------------------
CEO and four other most        14.34              152.00             6,499.76           645.97
 highly compensated
 executive officers
=====================================================================================================

Certain Relationships and Related Transactions

          GKH and certain other stockholders of the Company formerly owned substantially all of the common stock of Combustion. Combustion was in the business of refurbishing existing natural gas compressors to bring them into compliance with certain environmental emissions regulations. On March 21, 1995, the Company borrowed $500,000 from Combustion in order to fund certain working capital needs. This loan was evidenced by a demand promissory note of the Company payable to the order of Combustion. On November 20, 1995, Combustion merged with and into the Company and as a result thereof, the shareholders of Combustion received 338.43 shares of Common Stock.

          Mr. Collins, one of the Company's directors and minority stockholders, controls a corporation which owns a 50% interest in a joint venture to which the Company leases compressors pursuant to a long-term lease which provides for monthly payments of $56,450.

          Mr. Hanna, one of the Company's directors and minority stockholders, is the President of Hanna Oil and Gas Company, to which the Company leases compressors pursuant to month-to-month leases which provide for aggregate monthly payments of $32,775.

          GKH and the Company have entered into an agreement whereby in exchange for investment banking and financial advisory services to be rendered by GKH, the Company has agreed to pay GKH a fee equal to .75% of the value of the Company determined and payable at such time (i) a capital transaction is consummated resulting in GKH Investments, L.P. owning less than 25% of the outstanding Common Stock or (ii) any other transaction occurs resulting in the effective sale of the Company or its business by the current owners.

                            PRINCIPAL STOCKHOLDERS

Principal Stockholders

          The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of December 31, 1995
(i) by each person who is known by the Company to own beneficially more than 5% of any class of the outstanding Common Stock, (ii) by each director and the chief executive officer and the four other most highly compensated executive officers of the Company and (iii) by all of the Company's directors and executive officers as a group.

   =========================================================================================
                                                Stock Beneficially      Percentage of Stock
   Name of Person or Group                             Owned           Beneficially Owned(1)
   -----------------------                             -----           ------------------
   -----------------------------------------------------------------------------------------
   GKH Investments, L.P.(2)                          64,053.54               49.9405%

   -----------------------------------------------------------------------------------------
   Joint Energy Development Investments              11,111.11                8.6630%
    Limited Partnership
   -----------------------------------------------------------------------------------------
   Astra Resources, Inc. (Westar                     30,555.56               23.8232%
   Capital, Inc.)
   -----------------------------------------------------------------------------------------
   Ted Collins, Jr.                                     855                      *
   -----------------------------------------------------------------------------------------
   William S. Goldberg(3)                                --                     --
   -----------------------------------------------------------------------------------------
   Robert Wasielewski                                    --                     --
   -----------------------------------------------------------------------------------------
   Melvyn N. Klein(4)                                    --                     --

   =========================================================================================
                                                Stock Beneficially      Percentage of Stock
   Name of Person or Group                             Owned           Beneficially Owned(1)
   -----------------------                             -----           ------------------
   -----------------------------------------------------------------------------------------
   Michael J. McGhan                                  648.51                     *
   -----------------------------------------------------------------------------------------
   Michael A. O'Connor                              2,055.07                  1.6023%
   -----------------------------------------------------------------------------------------
   Alvin V. Shoemaker(5)                            1,622.09                  1.2647%
   -----------------------------------------------------------------------------------------
   Maxwell C. McDonald                                754.94                      *
   -----------------------------------------------------------------------------------------
   Curtis Bedrich                                     560.33                      *
   -----------------------------------------------------------------------------------------
   James Hanna                                         1,875                  1.4619%
   -----------------------------------------------------------------------------------------
   William E. Simon, Jr.(6)                         1,827.66                  1.4250%
   -----------------------------------------------------------------------------------------
   Robert A. Furgason                                  --                        --
   -----------------------------------------------------------------------------------------
   Charles D. Erwin                                  190.290                      *
   -----------------------------------------------------------------------------------------
   William C. Bryant                                 240.940                      *
   -----------------------------------------------------------------------------------------
   Joseph Bradford                                   103.290                      *
   -----------------------------------------------------------------------------------------
   Donald M. DeVille                                 126.000                      *
   -----------------------------------------------------------------------------------------
   All directors and officers as a                10,859.120                  8.4623%
   group(7)
   =========================================================================================

_______________________________________________
*Represents less than 1% of the outstanding Common Stock.

(1) There are presently 198.40 treasury shares issued which are not counted as outstanding in calculating the beneficial ownership percentages.

(2) Does not include 2,419.69 shares of Common Stock (1.882% of the outstanding shares) owned by GKH Partners, L.P., a Delaware limited partnership, as nominee for GKH Private Limited, a Singapore corporation. GKH Partners, L.P. is the general partner of GKH Investments, L.P.

(3) Does not include 255.80 shares of Common Stock (less than 1% of the outstanding shares) owned by Mr. Goldberg's wife, Nancy K. Goldberg, not individually, but solely as trustee of the Nancy K. Goldberg Declaration of Trust. Mr. Goldberg disclaims beneficial ownership of such shares.

(4) Mr. Klein, who is a director of the Company, is the sole stockholder of a corporation which is a general partner of GKH Partners, L.P. Mr. Klein disclaims beneficial ownership of all shares owned by GKH Partners, L.P. and GKH Investments, L.P. and such shares are not included in the number of shares owned by Mr. Klein.

(5) Mr. Shoemaker disclaims beneficial ownership of shares owned indirectly by his affiliates.

(6)  Mr. Simon disclaims beneficial ownership of shares owned by his affiliates.

(7) Does not include shares owned by all directors and officers as a group or their affiliates for which such directors and officers disclaim beneficial ownership.

Stockholders' Agreements

1992 Stockholders' Agreement

          In connection with the 1992 Offering, the persons participating therein, the Company, HEI, GKH and certain other present and former stockholders of the Company entered into that certain Stockholders' Agreement dated April 10, 1992 (the "1992 Stockholders' Agreement"). The 1992 Stockholders' Agreement restricts the sale of Common Stock held by the parties thereto and provides for, among other things, (i) the right of first refusal of the Company and the right of second refusal of the other parties thereto with respect to any proposed transfer of Common Stock (except transfers to affiliates) by a party thereto other than GKH, (ii) the right of the parties thereto who own a majority of the shares of Common Stock held by all parties thereto to compel the other parties thereto to sell their Common Stock upon the sale by such majority of all of their Common Stock and (iii) the right of each party thereto to participate in the sale by one or more parties thereto of more than 50% of the outstanding Common Stock held by all parties thereto. The 1992 Stockholders' Agreement does not contain provisions regarding the ability of the Company to redeem all of a stockholder's Common Stock upon the termination of his employment with the Company.

          Upon consummation of the 1993 Offering, the Company, HEHC, GKH and certain persons who purchased Common Stock pursuant thereto entered into that certain Stockholders' Agreement, dated as of June 29, 1993 (the "1993 Stockholders' Agreement") which substantially superseded the 1992 Stockholders' Agreement as among the Company and each person who executed the 1993 Stockholders' Agreement. However, the 1992 Stockholders' Agreement remains in full force and effect as among the parties thereto which still own shares of Common Stock. See "-- 1993 Stockholders' Agreement."

Hanna Stockholders' Agreement

          In connection with the Hanna Acquisition, the Company, GKH, HEHC and HIG entered into that certain Supplemental Stockholders' Agreement dated as of October 8, 1993 (the "Hanna Stockholders' Agreement"). The Hanna Stockholders' Agreement restricts the sale of Common Stock held by the parties thereto and provides for, among other things, (i) the right of first refusal of the Company with respect to any proposed transfer of Common Stock (except transfers to affiliates by HIG), (ii) the right of GKH to compel HIG to sell its Common Stock upon the sale by GKH of all of its Common Stock and (iii) the right of HIG to participate in the sale by GKH of more than fifty percent of the Common Stock then owned by GKH. The Hanna Stockholders' Agreement will terminate six months after 10% or more of the Common Stock is listed on a nationally recognized exchange or quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ").

Brenda K. Phillips Stockholders' Agreement

          In connection with the resignation of Brenda K. Phillips ("Phillips"), a former employee and current stockholder of the Company, Phillips, the Company, HEHC and GKH entered into that certain Supplemental Stockholders' Agreement, dated November 19, 1993, the terms of which are similar to those of the Hanna Stockholders' Agreement.

HEHC Stockholders' Agreement

          In connection with the HEHC Merger, the Company, GKH and the other former stockholders of HEHC (the "HEHC Stockholders") entered into that certain Supplemental Stockholders' Agreement dated as of January 27, 1995 (the "HEHC Stockholders' Agreement"). The HEHC Stockholders' Agreement restricts the sale of Common Stock held by the parties thereto (subject to certain exceptions for dispositions pursuant to an effective registration statement under the Securities Act or pursuant to any public distribution pursuant to Rule 144 of the Securities Act, and except for dispositions of Common Stock by GKH to its partners) and provides for, among other things, (i) the right of first refusal of GKH with respect to any proposed transfer of Common Stock (except transfers to affiliates) by an HEHC Stockholder, (ii) the right of GKH to compel the HEHC Stockholders to sell their Common Stock upon the sale by GKH of all of its Common Stock and (iii) the right of each HEHC Stockholder to participate in the sale by GKH of any or all of its Common Stock. The HEHC Stockholders' Agreement also contains provisions regarding the right of the HEHC Stockholders to designate a maximum of two members of the Board (the "HEHC Designees"), as well as a requirement that such HEHC Designees approve certain transactions and acts engaged in by the Company. Each party to the HEHC Stockholders' Agreement also agrees to notify the Board if it or any of its affiliates engages in or makes an investment in any business or entity competitive with the business then being conducted by the Company or any subsidiary thereof. The HEHC Stockholders' Agreement would terminate upon the consummation of a publicly registered offering of twenty-five percent or more of the Common Stock. The parties to the HEHC Stockholders' Agreement are also parties to the Amended and Restated Registration Rights Agreement. See "-- Registration Rights Agreements."

Gale Force Stockholders' Agreement

          In connection with the Gale Force Acquisition, the Company, GKH, and certain persons who acquired Common Stock pursuant to the Gale Force Acquisition (the "Gale Force Stockholders") entered into that certain Supplemental Stockholders' Agreement, dated as of

March 8, 1995 (the "Gale Force Stockholders' Agreement"). The Gale Force Stockholders' Agreement restricts the sale of Common Stock held by the parties thereto and provides for, among other things, (i) the right of first refusal of the Company and the right of second refusal of GKH with respect to any proposed transfer of Common Stock (except transfers to affiliates) by a Gale Force Stockholder, (ii) the right of GKH to compel the Gale Force Stockholders to sell their Common Stock upon the sale by GKH of all of its Common Stock and (iii) the right of each Gale Force Stockholder to participate in the sale by (a) GKH of more than fifty percent of the Common Stock then owned by GKH or (b) by GKH and other stockholders of the Company of more than fifty percent of the outstanding Common Stock of the Company. The Gale Force Stockholders' Agreement also contains provisions whereby the Gale Force Stockholders agree to vote their shares in order to ensure the election to the Board of Messrs. O'Connor and McGhan and such other individuals as nominated by GKH. In addition, in the event the Company offers GKH the opportunity to purchase additional shares of Common Stock, the Gale Force Stockholders will have the right to acquire their respective pro rata share of such Common Stock on the same terms and conditions offered to GKH. The Gale Force Stockholders' Agreement will terminate upon ten percent or more of the Common Stock being listed on a nationally recognized exchange or quoted on the NASDAQ. The parties to the Gale Force Stockholders' Agreement are also parties to the Amended and Restated Registration Rights Agreement. See "--Registration Rights Agreements."

JEDI Stockholders' Agreement

          In connection with the Series B Preferred Stock Issuance and the issuance of Common Stock to JEDI, the Company, GKH and JEDI entered into that certain Stockholders' Agreement dated as of August 7, 1995 (the "JEDI Stockholders' Agreement"), containing terms substantially similar to those contained in the Stockholders' Agreement, except that (i) until the earlier to occur of the Company having satisfied all of its obligations to JEDI under the JEDI Loan Agreement and a public offering of the Common Stock, JEDI has the right with respect to certain equity offerings of the Company to existing Company stockholders (each a "Rights Offering") (a) to subscribe for the first fifteen percent of such Rights Offering on an exclusive basis, (b) subscribe for its pro rata share of the remaining equity under the Rights Offering and (c) cause its duly licensed affiliate to underwrite all of such Rights Offering in the event JEDI and the Company can mutually agree on the terms of such underwriting, (ii) so long as JEDI owns at least 7.5% of the outstanding Common Stock (on a fully diluted basis) and generally does not hold an equity interest in a competitor of the Company, JEDI has certain rights regarding notice of and attendance at meetings of the Board and has the right to elect one member of the Board and (iii) the right of inclusion of the non-GKH stockholders parties thereto is triggered only in the event that GKH proposes to sell all of its Common Stock and Preferred Stock. In addition, the agreement terminates upon the earliest to occur of certain events, including the consummation of a publicly registered offering of 20% or more of the Common Stock or August 1, 2005.

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

Astra Stockholders' Agreement

          In connection with the Astra merger, the Company, GKH and Astra Resources entered into that certain stockholders' agreement dated as of December 6, 1995 (the "Astra Stockholders' Agreement") containing terms substantially similar to those contained in the Stockholders' Agreement except that (i) in the event the Company makes an equity offering of Common Stock, Astra has the right to subscribe for such amount of Common Stock as to enable it to maintain a 20% ownership interest in the Company, (ii) so long as Astra owns at least 15% of the outstanding Common Stock and does not engage in a competitive business it shall have the right to nominate that number of directors which would constitute 20% of the members of the Board, and (iii) the right of inclusion of the non-GKH stockholders parties thereto is triggered only in the event that GKH proposes to sell all of its Common Stock and Preferred Stock. In addition, the agreement terminates upon the earliest to occur of certain events, including consummation of a publicly registered offering of 20% or more of the Common Stock or August 1, 2005.

Registration Rights Agreements

          The Company, GKH and the other parties to the HEHC Stockholders' Agreement, the Gale Force Stockholders' Agreement, the JEDI Stockholders' Agreement and the Astra Stockholders' Agreement (GKH and such stockholders, hereinafter "Holders") are party to that certain Third Amended and Restated Registration Rights Agreement, dated as of December 5, 1995 (the "Third Amended and Restated Registration Rights Agreement"). The Third Amended and Restated Registration Rights Agreement generally provides that in the event the Company proposes to register under the Securities Act shares of its capital stock or any other securities, then upon the request of those Holders owning in the aggregate at least 2.5% of the Common Stock or derivatives thereof (the "Registrable Securities") then held by all of the Holders, the Company must use its reasonable best efforts to cause the Registrable Securities so requested by the Holders to be included in the applicable registration statement; provided, however, that the Holders' right to have their Registrable Securities so included in a registration is limited in the event and to the extent that the managing underwriter(s) of the registration in question are of the opinion that the inclusion of the number of Registrable Securities held by Holders requesting inclusion in the applicable registration statement would materially interfere with the underwriters' ability to effectuate the registration and sale of securities proposed to be offered and sold pursuant to such registration statement. The Company agrees to pay all registration expenses in connection with registrations of Registrable Securities effected pursuant to the Third Amended and Restated Registration Rights Agreement; however, all fees and expenses relating to the distribution of such Registrable Securities are to be borne by the Company and each Holder pro rata based on the number of Registrable Securities included in the registration for the account of the Company and each Holder. The Company, in connection with filing a registration statement in accordance with this agreement, would also have the obligation to apply for listing and use its reasonable best efforts to list the Registrable Securities being registered on any national exchange on which a class of the Company's equity securities is listed, or if there is no class of Company equity security so listed, then to use its reasonable best efforts to qualify such Registrable Securities for inclusion on the NASDAQ. In addition, after December 5, 1999, any single Holder of Common Stock which owns 18% or more of the Common Stock has the right to demand the registration of its Common Stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

          The following summaries relate to (i) certain provisions of the Bank Credit Agreement and (ii) certain provisions of the JEDI Loan Agreement. The summary of the provisions relating to the Bank Credit Agreement and the JEDI Loan Agreement do not purport to be complete and are qualified in their entirety by reference to the relevant agreements (including all amendments) relating thereto, copies of which are available for review at the principal offices of the Company.

The Bank Credit Agreement and the JEDI Loan Agreement

          The Bank Credit Agreement provides for a four year revolving credit facility which provides for a maximum commitment of $90,000,000. Amounts outstanding under the Bank Credit Agreement bear interest at a rate equal to LIBOR plus 0.5% to LIBOR plus 1.5% and matures (absent acceleration) on December 18, 1999. As of December 31, 1995, $16,900,000 was outstanding under the Bank Credit Agreement.

          The JEDI Loan Agreement provides for a revolving five year committed availability (through December 19, 2000) of up to $100,000,000 with maturities ranging from one to seven years. Amounts outstanding under the JEDI Loan Agreement bear interest at a rate equal to, at the Company's option, either (i) the sum of the U.S. Treasury Bill yield to maturity as set forth in the Wall Street Journal plus a specified margin or (ii) the sum of the LIBOR Base Rate (as defined in the JEDI Loan Agreement) plus a specified margin. As of December 31, 1995 principal of $30,000,000 was outstanding under the JEDI Loan Agreement.

          Each of the Bank Credit Agreement and the JEDI Loan Agreement (collectively, the "Loan Agreements") is secured pursuant to a collateral trust agreement by all of the assets of the Company and its qualified subsidiaries and contains certain restrictive covenants that impose limitations (subject to certain exceptions) on the Company, including, among others, limitations with respect to (i) maintaining certain ratios, including ratios with respect to (a) consolidated indebtedness to consolidated capitalization, (b) consolidated earnings before income tax, depreciation and amortization to consolidated interest expense and (c) current assets to current liabilities, (ii) incurring additional indebtedness, (iii) creating, incurring, assuming or suffering to exist any mortgage, pledge, lien or other encumbrance or security interest, (iv) creating, incurring, assuming or suffering to exist any guarantee or similar obligation, (v) effecting certain fundamental changes, including any merger or sale of all or substantially all of the Company's assets, (vi) selling any of the Company's assets except in the ordinary course of business or as otherwise permitted, (vii) increasing lease expense in excess of certain limits, (viii) declaring or paying dividends, (ix) making capital expenditures in excess of certain prescribed limits, (x) making any advance, loan or similar investment in any person, (xi) making optional payments or prepayments or amending the terms of any indebtedness, (xii) entering into any transaction with affiliates, (xiii) the sale and leaseback of any of the Company's real or personal property, (xiv) changing the Company's fiscal year and (xv) entering into agreements which permits the Company to incur liens or other restrictions on its assets.

          Each of the Loan Agreements contains certain default provisions, including, among others, (i) failure of the Company to pay any principal or interest thereunder when due, (ii) breach by the Company or any of its subsidiaries or affiliates which are parties to the Loan Agreements of any representation or warranty made therein or in the other documents contemplated thereby, (iii) default by the Company or any of its subsidiaries in the observance or performance of any covenant or agreement contained therein or in the other documents contemplated thereby, (iv) cessation of the security agreements and related documents executed thereunder to be in full force and effect, (v) default by the Company or any of its subsidiaries in the payment of any indebtedness or guarantee in excess of specified amounts, which default remains in effect for 30 days, or any other breach under agreements with respect to such indebtedness or guarantees which causes such indebtedness or guarantee to be accelerated, (vi) occurrence of certain bankruptcy related events, (vii) occurrence of certain events related to ERISA obligations, (viii) entering of one or more significant judgements or decrees against the Company or any of its subsidiaries, (ix) the incurrence by the Company or any of its subsidiaries of significant liability for remediation or environmental compliance (or penalty with respect thereto) and (x) under the Bank Credit Agreement, the cessation of GKH to own directly or indirectly 30% of the issued and outstanding Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

          The authorized capital stock of the Company currently consists of 500,000 shares of Common Stock and 200,000 shares of Preferred Stock, $.01 par value per share, of which 50,000 shares have been designated as Series A Preferred Stock, 15,000 shares have been designated as Series B Preferred Stock and 135,000 shares remain undesignated ("Preferred Stock"). As of December 31, 1995, 128,259.63 shares of Common Stock are issued and outstanding, and 21,602 shares and 10,000 shares of Series A and Series B Preferred Stock, respectively, are outstanding. An additional 22,887.29 shares of Common Stock are reserved for issuance pursuant to options, warrants and the conversion of the Series B Preferred Stock.

          The following summary description relating to the capital stock does not purport to be complete. For a detailed description, reference is made to the Certificate of Incorporation of the Company, as amended (the "Certificate"), which is available at the Company for review.

Common Stock

          As of December 31, 1995, there were 128,259.63 shares of Common Stock outstanding held of record by 100 stockholders (not including 198.40 treasury shares then held by the Company). The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to the Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board out of legally available funds. In the event of a liquidation, dissolution, sale or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their Common Stock into any other securities. Holders of Common Stock have no preemptive or subscription rights unless (i) they are a party to the Gale Force Stockholders' Agreement, the JEDI Stockholders' Agreement or the Astra Stockholders' Agreement or (ii) they become a party to the Stockholders' Agreement, and then only to the extent provided in each such agreement. See "Principal Stockholders -- Stockholders' Agreements" and "The Offering -- Stockholders' Agreement -- Preemptive Rights." There are no redemption or conversion rights with respect to any shares of Common Stock. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be, fully paid and nonassessable.

Preferred Stock

          The Company currently has 21,602 shares of Series A and 10,000 shares of Series B Preferred Stock outstanding. In addition, the Board has the authority to cause the Company to issue without any further vote or action by the stockholders, up to the remaining authorized and unissued number of shares of Preferred Stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series.

          On August 7 and September 29, 1995, the Company issued the Series A Preferred Stock in an aggregate amount of 21,602 shares at $1,000 per share, bearing a 6.5% annual cumulative dividend. Dividends on the Series A Preferred Stock are payable in additional shares of Series A Preferred Stock during the initial three years after issuance, and in cash thereafter. Each share of Series A Preferred Stock carries with it a detachable warrant to purchase 0.1667 shares of Common Stock at $1.00 per share, which warrants vest 20% at the time of issuance and, thereafter, incrementally on a monthly basis over the subsequent three years. Upon exercise of the warrants, the holders of the Common Stock underlying the warrants have so-called "piggy-back" registration rights with respect thereto. In addition, the holders of the Series A Preferred Stock have special voting rights along with the holders of the Series B Preferred Stock with respect to certain enumerated transactions. All holders of the Series A Preferred Stock have entered into the Stockholders' Agreement. See "Offering -- Stockholders' Agreement."

          On August 7, 1995, the Company issued the Series B Preferred Stock to JEDI in an aggregate amount of 10,000 shares at $1,000 per share, bearing a 6.5% cumulative dividend. The 6.5% per share per annum dividend on the Series B Preferred Stock is payable in additional shares of Series B Preferred Stock during the initial three years after issuance, and in cash thereafter. The Series A Preferred Stock is not redeemable by the Company until (i) any "Redemption Event" (e.g., sale of all of the Company's assets, a merger in which the Company is not the surviving corporation or GKH not owning more than 50% of the outstanding Common Stock) or (ii) the third anniversary of the initial issuance thereof, and thereafter is redeemable at a price which is based on the initial purchase price and which varies based on the timing of such redemption. Upon the occurrence of a Redemption Event, the holders of the Preferred Stock have the right to require the Company to redeem all or any portion of its Series B Preferred Stock at $1,000 per share plus accrued but unpaid dividends thereon. The Series B Preferred Stock is redeemable by the Company and the holders thereof on the same terms on which the Series A Preferred Stock may be redeemed. Following the third anniversary of the issuance of the Series B Preferred Stock or upon a Redemption Event, JEDI is permitted to convert the Series B Preferred Stock into shares of Common Stock at a conversion price equal to the greater of
(i) $2,100 and (ii) the product of (A) 6.4 and (B) a per share calculation of the Company's earnings before interest, taxes, depreciation and amortization for a given period, less the Company's consolidated long term debt and liquidation preference of the Preferred Stock (without premium) at a given time. The conversion price of the Series B Preferred Stock is also subject to standard anti-dilution adjustments. In addition, the holders of the Series B Preferred Stock have special voting rights along with the holders of the Series A Preferred Stock (as defined below) with respect to certain enumerated transactions.

Options

          The Company currently has outstanding options to purchase 322.5 shares of Common Stock at $1.00 per share. Of these options, 172.5 were issued to certain executive officers in connection with the 1992 Stock Plan and 75 were issued to each of Glen Wind and Kurt Wind (150 total) in connection with their purchase of Common Stock as of January 24, 1996. The options issued in connection with the 1992 Stock Plan expire at various times in 2007 and the options issued to each of Glen Wind and Kurt Wind on January 24, 2006.

          The Company currently has outstanding options to purchase 10,918.50 shares of Common Stock at $725 per share. Of these options, 850.5 were issued to certain executive officers in connection with the 1992 Stock Plan, 1,514 were issued to certain members of the Company's management in connection with the 1993 Option Plan and 8,554 were issued to Company management in connection with the Incentive Option Plan. The options issued pursuant to the 1992 Stock Plan expire at various times in 2007, the options issued pursuant to the 1993 Option Plan expire on June 29, 2003 and the options issued pursuant to the Incentive Option Plan expire on July 20, 2005.

          The Company currently has outstanding options to purchase 2,583.89 shares of Common Stock at $833.75 per share. All such options were issued to certain executive officers in connection with the Senior Executive Plan. With respect to these options, 1,937.92 will expire June 29, 2003 and 645.97 will expire May 15, 2005.

          The Company currently has outstanding options to purchase 83.33 shares of Common Stock at $1,100 per share. All such options were granted under the 1995 Management Option Plan and will expire on July 7, 2005.

          The Company currently has outstanding options to purchase 766.12 shares of Common Stock at $1,500 per share. With respect to these options,
575.67 were granted under the 1995 Employee Option Plan and will expire on August 31, 2005 and 190.45 were granted to Walter Rode in connection with the acquisition of PGN and will expire on September 8, 2005.

          The Company currently has outstanding options to purchase 89 shares of Common Stock at $1,551 per share. These options were issued to Don DeVille on terms substantially similar to terms governing the options granted under the 1995 Employee Offering and will expire on January 19, 2006.

          As long as the options remain unexercised and outstanding, the holders thereof will have the opportunity to profit from an increase in the value of the Common Stock, if any, without assuming the risk of ownership.

Special Provisions of the Certificate of Incorporation and Delaware Law

Limitation of Director Liability

          Section 102(b)(7) of the Delaware General Corporation Law ("Section 102(b)") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(b). Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Amendment provides for mandatory indemnification of directors and officers of the Company and also includes a provision regarding compromises or arrangements between the Company and its creditors.

Indemnification

          To the maximum extent permitted by law, the Company's Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors and permit indemnification of officers, employees and agents of the Company against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of the Company. In addition, the Company must advance or reimburse directors, and may advance or reimburse officers, employees and agents for expenses incurred by them in connection with indemnifiable claims.

                            ADDITIONAL INFORMATION

          The Company intends to supply its stockholders on an annual basis with a copy of its audited financial statements.

          Each prospective investor and/or his purchaser or other representatives are hereby granted access to, and are invited to review, all materials available to the Company relating to this offering or anything set forth in this Offering Memorandum.

          The Company will answer all inquiries from prospective investors or their representatives relating to the transactions contemplated hereunder and will afford prospective investors and their representatives the opportunity to obtain any additional information (to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense) necessary to verify the accuracy of the information set forth in this Offering Memorandum.

          Each prospective investor should use this opportunity to communicate directly with his own legal counsel, accountants and other professional advisors who can help the prospective investor evaluate the merits and risks of a purchase of the Shares and the tax and legal aspects thereof.